Exhibit 10.2
OFFICE BUILDING LEASE
FOR
MICROMET, INC.
TWO DEMOCRACY PLAZA
6707 DEMOCRACY BOULEVARD
Suite 505
Bethesda, Maryland 20817
CHARLES E. SMITH
REAL ESTATE SERVICES L.P.
2345 Crystal Drive
Crystal City
Arlington, Virginia 22202

     This Lease, made this    day of                , 200   , between SECOND ROCK SPRING PARK LIMITED PARTNERSHIP, a Maryland limited partnership (hereinafter referred to as “Landlord”), and MICROMET, INC., a Delaware corporation (hereinafter referred to as “Tenant”).
     Landlord, for and in consideration of the covenants and agreements set forth hereinafter, leases to Tenant, and Tenant leases from Landlord, the premises described, for the use set forth and for the term and at the rent reserved herein.

I.	SPECIFIC PROVISIONS

	1.1	PREMISES

		(a) Demised Premises:	Suite 505, as shown on Exhibit A.

		(b) Rentable Area:	Approximately 4,045 rentable square feet (measured in accordance with the “Standard Method for Measuring Floor Area in Office Buildings”, ANSI/BOMA Z65,1-1996 published by the Building Owners and Managers Association International) (“BOMA”).

		(c) Complex:	The buildings, improvements and grounds known as Democracy Plaza, of which the Building is a part.

		(d) Building:	TWO DEMOCRACY PLAZA

		(e) Address:	6707 Democracy Boulevard
Bethesda, Maryland 20817

	1.2	LEASE DATES

		(a) Lease Term:	The term of this Lease (“Lease Term”) shall be Five (5) years and One (I) month, commencing on April 1, 2007 (the “Commencement Date”), and expiring on April 30, 2012 (the “Expiration Date”), both dates inclusive, unless sooner terminated in accordance with the provisions of this Lease.

		(b) Base Year:	Base Year shall be defined as the period commencing on January 1, 2007, and ending on December 31, 2007.

		(c) Fiscal Year:	Fiscal Year shall be defined as each annual period, or portion thereof, included within the Lease Term commencing on January 1 and ending on December 31.

		(d) Lease Year:	The first Lease Year shall commence on the Commencement Date and shall terminate at 11:59 p.m. on the day before the first anniversary of the Rent Start Date. All subsequent Lease Years shall be for twelve (12) calendar months, except that the last Lease Year shall terminate on the date this Lease expires or is terminated in accordance with the provisions hereof.

		(e) Rent Start Date:	May 1, 2007.

	1.3	BASE ANNUAL RENT
(a)	Initial Base Annual Rent: One Hundred Thirty-One Thousand Four Hundred Sixty-Two and 50/100 Dollars ($131,462.50), payable in twelve (12) equal monthly installments of Ten Thousand Nine Hundred Fifty-Five and 21/100 Dollars ($10,955.21), hereinafter referred to as “base monthly rent”, for the first Lease Year, commencing on the Rent Start Date.

(b)	Percentage Factor: Three Percent (3.00%).
1.4	BASE YEAR COSTS

Not Applicable.

1.5	ADDITIONAL RENT

Additional Rent shall be payable by Tenant in accordance with Section 2, commencing on the first (1st) anniversary of the Rent Start Date and each anniversary thereafter, consisting of each of the following;
(a)	Increases in Real Estate Taxes:	Tenant’s pro rata share, equal to One and Five Tenths Percent (1.50%), of the amount of Real Estate Taxes in excess of the Base Year Real Estate Taxes calculated based upon 269,043 BOMA rentable square feet in the Building.

(b)	Increases in Operating Expenses:	Tenant’s pro rata share, equal to One and Five Tenths Percent (1.50%), of the amount of Operating Expenses in excess of the Base Year Operating Expenses calculated based upon 269,043 BOMA rentable square feet in the Building.
1.6	SECURITY DEPOSIT

Thirty-Two Thousand Eight Hundred Sixty-Five and 62/100 Dollars ($32,865.62). Notwithstanding anything to the contrary in Section 15 of the Lease, the amount stipulated herein as a security deposit shall be in the form of an irrevocable and unconditional letter of credit from a Washington, D.C. area bank and materially in the form attached hereto as Exhibit E. If the letter of credit would expire during the Lease Term, Tenant shall replace the letter of credit at least thirty (30) days prior to its expiration. If Tenant has not, at least thirty (30) days prior to the expiration of the letter of credit, delivered a replacement letter of credit having an expiration date at least six months later, Landlord may convert any letter of credit then held by Landlord into a cash deposit in the full amount thereof. If Tenant is in default beyond the expiration of applicable notice and cure periods, or if the pre-conditions set forth in Section 15 are not met with regard to the return of the letter of credit, then the letter of credit shall be converted into a cash deposit and applied to sums due Landlord. If Tenant is not in default and the pre-conditions set forth in Section 15 regarding the return of the letter of credit are met, any letter of credit then held by Landlord shall be cancelled and returned to Tenant within thirty (30) days after the expiration or earlier termination of this Lease.

1.7	STANDARD BUILDING OPERATING DAYS AND HOURS

8:00 A.M. to 6:00 P.M. Monday — Friday 8:00 A.M. to 1:00 P.M. Saturday

1.8	USE OF PREMISES

General office use in keeping with the quality and nature of this first class office building and for no other purpose.
1.9	(a)	ADDRESS FOR NOTICES TO TENANT

Micromet, Inc. 6707 Democracy Boulevard Suite 505 Bethesda, Maryland 20817
(b)	ADDRESS FOR NOTICES TO LANDLORD

Second Rock Spring Park Limited Partnership c/o Charles E. Smith Real Estate Services L.P. 2345 Crystal Drive Suite 1000 Arlington, Virginia 22202

(c)	ADDRESS FOR PAYMENT OF RENT

Second Rock Spring Park Limited Partnership c/o Charles E. Smith Real Estate Services L.P. P. O. Box 642099 Pittsburgh, Pennsylvania 15264-2099

1.10	EXHIBITS TO LEASE
Exhibit A — Demised Premises Floor Plan
Exhibit B — Building Work Rules and Regulations
Exhibit C — Building Rules and Regulations
Exhibit D — Minimum Cleaning Services by Landlord
Exhibit E — Form Letter of Credit
1.11	SPECIAL PROVISIONS

Acceptance of Space	Section 36
Parking	Section 37
Execution of Document	Section 38
     IN WITNESS WHEREOF, Landlord has caused this Lease, composed of Specific Provisions, General Provisions, Exhibits and Special Provisions, to be signed and sealed by one or more of its officers, general partners, trustees, or agents, and Tenant has caused this Lease, as described above, to be signed in its corporate name by its duly authorized officer and its corporate seal to be hereto affixed and duly attested by its Secretary.

WITNESS:	LANDLORD:

SECOND ROCK SPRING PARK LIMITED PARTNERSHIP

	By:	Second Rock Spring Park, LLC, a Delaware limited liability company, General Partner

	By:			(SEAL)

		Name:	Mitchell N. Schear
		Title:	Executive Vice President
		Date:	5/3/07

ATTEST:	TENANT:

MICROMET, INC.

	By:			(SEAL)

Secretary Corporate Seal		Name:	MATHIAS ALDER
		Title:	SVP, GENERAL COUNSEL

Witness:

Susan R. Mullen

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

SPECIFIC AND GENERAL PROVISIONS

			PAGE
1.	SPECIFIC PROVISIONS		1

2.	RENT		4
	2.1	Base Annual Rent	4
		(a) Payment of Base Annual Rent	4
		(b) Escalation of Base Annual Rent	4
	2.2	Additional Rent	4
		(a) Real Estate Taxes	4
		(b) Operation Expenses	4
	2.3	Additional Rent Estimates and Adjustments	5
		(a) Initial Additional Rent Adjustments	5
		(b) Annual Budget	6
		(c) Additional Rent Reconciliations	6
		(d) Verification of Additional Rent	6
		(e) Fiscal Year	6
	2.4	Rent Adjustment Limit	6
	2.5	Survival of Rent Obligation	6
	2.6	Pro Rata Share	6
	2.7	Prorated Rent	7
	2.8	Application of Rent	7
	2.9	Late Payment Fee and Interest Charge	7

3.	CONSTRUCTION OF PREMISES AND OCCUPANCY		7
	3.1	Tenant Plans	7
		Preparation of Tenant Plans	7
	3.2	Possession	7
	3.3	Permits	7
	3.4	Demised Premises	7

4.	SUBLETTING AND ASSIGNMENT		7
	4.1	Consent	7
	4.2	Recapture of Premises	8
	4.3	Excess Rent and Other Consideration	8
	4.4	Tenant Liability	8
	4.5	Reasonable Standards of Consent	8
	4.6	Other Transfers	9
	4.7	Rights on Default	9
	4.9	Permitted Transfers	9

5.	SERVICES AND UTILITIES		9
	5.1	Building Standard Services and Utilities	9
	5.2	Overtime Services	8
	5.3	Excessive Usage	10
		(a) Equipment Restrictions	10
		(b) Excess Electrical Usage	10
		(c) Additional Utility Costs	10
	5.4	Excessive Heat Generation	10
	5.5	Building Security	10
	5.6	Roof and Auxiliary Spaces	10
	5.7	Trash Removal	10

6.	USE AND UPKEEP OF PREMISES		10
	6.1	Use	10
	6.2	Illegal and Prohibited Uses	11
	6.3	Insurance Rating	11
	6.4	Alterations	11
		(a) Approval Required	11
		(b) Alteration Requirements	11
		(c) Removal of Leasehold Improvements and Tenant’s Property	11
		(d) Compliance with Laws	12
	6.5	Maintenance by Landlord	12
		(a) Landlord Repairs and Maintenance	12
		(b) Use of Demised Premises by Landlord	12
	6.6	Signs and Publications	12
	6.7	Excessive Floor Load	12
	6.8	Moving and Deliveries	13
		(a) Prohibitions/Notices	13
		(b) Coordination with Landlord	13
		(c) Moving Damages	13
	6.9	Rules and Regulations	13
	6.10	Tenant Maintenance and Condition of Demised Premises Upon Surrender	13
	6.11	Tenant Property and Leasehold Improvements	13
	6.12	Landlord’s Right to Perform Tenant’s Duties	13
	6.13	OFAC Compliance	13

(i)

(continued)

(ii)

(continued)

(iii)

GENERAL PROVISIONS
2. RENT
     2.1Base Annual Rent.
          (a)  Payment of Base Annual Rent. Tenant shall pay the first monthly installment of Base Annual Rent specified in Section 1.3 Upon execution of this Lease. After the Commencement Date, Tenant shall pay the remaining monthly installments of Base Annual Rent in advance without deduction, demand, right of set-off or recoupment, in immediately available funds, on the first day of each and every calendar month throughout the entire Lease Term specified in Section l.2(a), to Charles E. Smith Real Estate Services L.P. (“Landlord’s Agent”), by electronic funds transfer if requested by Landlord, or otherwise at the address specified in Section 1.9(b) or 1.9(c), as applicable, or to such other person or at such other place as Landlord may hereafter designate in writing.
          (b)  Escalation of Base Annual Rent. Commencing on the first anniversary date of the Commencement Date and continuing on each subsequent anniversary thereof, the Base Annual Rent shall be increased by the Percentage Factor stipulated in Section 1.3(b) times the Base Annual Rent payable for the preceding Lease Year (all of which shall be calculated without giving effect to any waiver of rent or rent credit otherwise provided to Tenant). The escalated Base Annual Rent so determined shall be the “Base Annual Rent” for all purposes of this Lease, including the calculation of the increase in Base Annual Rent for the subsequent Lease Year.
     2.2 Additional Rent. Commencing on the date set forth in Section 1.5 and continuing throughout the Lease Term, Tenant shall pay as Additional Rent Tenant’s pro rata share of any (i) Real Estate Taxes and (ii) Operating Expenses, in excess of the (i) Real Estate Taxes and (ii) Operating Expenses, respectively, accruing during the Base Year. Additional Rent shall be determined as follows:
          (a)  Real Estate Taxes. Tenant shall pay Tenant’s pro rata share, as defined in Section 1.5(a), of any Real Estate Taxes accruing during each Fiscal Year falling entirely or partly within the Lease Term, in excess of the amount of Real Estate Taxes accruing during the Base Year. In the event that the Lease Term commences or expires on a day other than the first or the last day of a Fiscal Year respectively, then Tenant’s liabilities pursuant to such Fiscal Year shall be apportioned by multiplying the respective amount of Tenant’s pro rata share thereof for the Fiscal Year by a fraction, the numerator of which is the number of days during such Fiscal Year falling within the period of the Lease Term and the denominator of which is three hundred sixty-five(365).
                (i) The term “Real Estate Taxes” shall mean (1) all taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Lease Term), water, sewer, transportation or other excises, levies, license fees, permit fees, impact fees, inspection fees, and other authorization fees and other similar charges, in each case whether general or special, levied or assessed, ordinary or extraordinary, foreseen or unforeseen, of every character (including all interest and penalties thereon), which at any time during or in respect of the Lease Term, may, by any governmental or taxing authority, be assessed, levied, confirmed, or imposed on or in respect of, or be a lien upon, the land and the building improvements of which the Demised Premises are a part, and on any land and/or improvements now or hereafter owned by Landlord and/or others that provide the Complex or locality or the Demised Premises with Other Services, programs, amenities or common facilities, together with (2) any other tax imposed on real estate or on owners of real estate generally, including taxes imposed on leasehold improvements which are assessed against the Landlord (excluding leasehold improvements for which individual tenants are responsible) and taxes upon or with respect to any activity conducted on the land and improvements of which the Demised Premises are a part, upon this Lease or any rent reserved or payable hereunder, and (3) to the extent the following taxes are in lieu of or a substitute for any other taxes which are, or would be, payable by Landlord as Real Estate Taxes. (a) any income, excess profits, or Other taxes of Landlord determined on the basis of its income, receipts, or revenues, (b) any estate, inheritance, succession, gift, capital levy, or similar tax of Landlord, (c) any franchise, capital stock, or similar taxes of Landlord and (d) any income, excess profits, or other taxes of Landlord determined on the basis of its income or revenue derived pursuant to this Lease. Notwithstanding anything to the contrary contained in this Section(a), there shall be excluded from Real Estate Taxes (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net Income (as opposed to rents, receipts or income attributable to operations at the Complex), (ii) any items included as Operating Expenses, (iii) any penalties or interest on late payments by Landlord, (v) any taxes imposed on the personal property of any tenant or occupant in the Building, and (v) any transfer or recordation fees.
               (ii) If Real Estate Taxes accruing during the Base Year are subsequently reduced by any application or proceeding brought by or on behalf of Landlord for reduction in the amount of Real Estate Taxes payable by Landlord, the Real Estate Taxes deemed to have accrued during the Base Year shall be decreased and Landlord may promptly bill Tenant for the Additional Rent not previously paid by Tenant for any Fiscal Year during the Lease Term, based upon the reduced amount of Real Estate Taxes accruing during the Bass Year.
               (iii) Notwithstanding anything in this Lease to the contrary, including Sections 1.4 and 2.2, Real Estate Taxes for all Fiscal Years shall be “grossed-up” on the basis that the Building is Ninety-Five Percent (95%) occupied and fully assessed.
               (iv) In addition to the pro rata share of any increase in Real Estate Taxes to be paid by Tenant pursuant to Sections 2.2(a)(i), (ii) and (iii) above, Tenant shall reimburse Landlord upon demand for any and all taxes required to be paid by Landlord upon, measured by, or reasonably attributable to the cost or value of Tenant’s Property or by the cost or value of any Leasehold Improvements made in or to the Demised Premises by or for Tenant, regardless of whether title to such Leasehold Improvements shaft be in Tenant Landlord, and for all taxes required to be paid by Landlord upon, measured by, or reasonably attributable to or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Demised Premises or any portion thereof to the extent such taxes are not included in Real Estate Taxes.
           (b) Operating Expenses. Tenant shall pay Tenant’s pro rata share, as indicated in Section 1.5(b), of any Operating Expenses accruing during each Fiscal Year falling entirely or partly within the Lease Term, in excess of the Operating Expenses accruing during the Base Year.
                (i) The term “Operating Expenses” shall mean any and all expenses of Landlord in connection with the servicing, insuring, operation, maintenance, component replacement and repair of the Building and related interior and exterior appurtenances of which the Demised Premises are a part, or for health, welfare or safety; expenses, if any, of Landlord either alone or in conjunction with others to maintain common facilities, amenities, programs and services required or approved by jurisdictional authorities for the Building, the building site, the Complex or the locality in which the Complex is situated; the cost of any services to achieve a reduction of, or to minimize the increase in Operating Expenses or Real Estate Taxes; management fees; vault rentals; business license, personal property and other taxes; capital expenditures and other costs of Landlord for equipment or systems installed to reduce or minimize increases in Operating Expenses or to comply with any governmental or quasi-governmental ordinance or requirement (at the option of Landlord, such costs, with interest, may be recovered from Tenant in installments simultaneous with the payment of monthly installments of Base Annual Rent in accordance with a cost repayment schedule based on the useful life of such equipment or systems). At the sole discretion of Landlord, certain of these expenses may be equitably apportioned among two or more buildings in the Complex.
               (ii) The term “Operating Expenses” shall not include any of the following, except to the extent that such costs and expenses are specifically included in Operating Expenses as described in Section 2.2(b)(i) above: capital expenditures and depreciation of the Building; painting and decorating of tenant space; interest and amortization of mortgages; ground rent; compensation paid to officers or executives of Landlord; taxes as measured by the net income of Landlord from the operation of the Building; insurance reimbursements of Operating Expenses to Landlord; Real Estate Taxes; brokerage commissions; and marketing expenses. Further, the term “Operating Expenses” shall also not include any of the following:
(a)	Rents under any ground lease or any other underlying lease wherein Landlord is the lessee;

(b)	Interest or principal payments on any financing for the Building;

(c)	Leasing commissions;

(d)	Costs, including permit, license and inspection fees, incurred in renovating, improving, decorating, painting or redecorating vacant tenant space or space of other tenants in the Building;

(e)	Costs of repairs or maintenance caused or necessitated by the negligence of Landlord, its agents, contractors or employees or due to defects in initial construction of the Building;

(f)	Any expense resulting from the negligent acts or omissions of Landlord, its agents, servants or employees;

(g)	Advertising and promotional expenditures;

(h)	Any costs for which Landlord received reimbursement from insurance proceeds or condemnation awards;

(i)	Any costs for which Landlord is reimbursed by tenant(s) of the Building (other than as a part of such other tenant’s proportionate share of Landlord’s Operating Expenses;

(j)	The cost of any work or alterations performed by Landlord for any other tenant in the Building in connection with preparing space for such other tenant’s occupancy;

(k)	Any costs relating exclusively to a tenant in particular as contrasted to tenants in general, such as build-out allowances, rent concessions and brokerage commissions;

(l)	Professional fees incurred by Landlord in the preparation of leases or in disputes with tenants of the Building;

(m)	Salaries, wages, or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building; provided however, Operating Expenses shall include Landlord’s reasonable allocation of compensation paid for the wages, salary, or other compensation or benefits paid to the individual Building manager, if offsite, who is assigned part-time to the operation, management, maintenance, or repair of the Building; and

(n)	Amounts paid to entities related to Landlord in excess of the cost of the then existing market rate for such services from unrelated entities.
The foregoing definition of Operating Expenses is applicable to Tenant only and Landlord is not prohibited from assessing other tenants for any and all other costs and expenses incurred by Landlord in connection with the operation, management, maintenance and repair of the Building, the land and all easements, rights and appurtenances thereto.
               (iii) Notwithstanding anything in this Lease to the contrary, including Sections 1.4 and 2.2, Operating Expenses for all Fiscal Years shall be “grossed-up” on the basis that the Building is Ninety-Five Percent (95%) occupied and fully assessed.
     2.3 Additional Rent Estimates and Adjustments.
          (a) Initial Additional Rent Adjustments. Landlord shall submit to Tenant prior to the date set forth in Section 1.5 a statement of Landlord’s reasonable estimate of the increases described in Sections 2.2(a) and (b) above, together with the amount of Tenant’s Additional Rent which is estimated to result from such increases, in which event Tenant shall pay such estimated Additional Rent to Landlord in equal monthly installments beginning on the date set forth in Section 1.5, on the dates and in the manner required for the payment of Tenant’s monthly installments of Base Annual Rent.

          (b) Annual Budget. Subsequent to the Calendar Year in which Tenant’s obligation to pay each component of Additional Rent pursuant to Section 2.2 commences, Tenant shall thereafter pay each such component of Additional Rent in twelve equal monthly installments based upon Landlord’s estimates. In order to provide for the current monthly payment of each component of Additional Rent described herein, Landlord shall submit to Tenant a statement of Landlord’s reasonable estimate of the increases described in Section 2.2 above, together with the amount of Tenant’s Additional Rent which is estimated to result from such increases. Tenant agrees to pay each such estimated component of Additional Rent to Landlord in twelve equal installments beginning on January 1, on the dates and in the manner required for the payment of Tenant’s monthly installments of Base Annual Rent.
          (c) Additional Rent Reconciliations. Within approximately one hundred eighty (180) days after the end of each Calendar Year, but without forfeiture or waiver of Landlord’s right to Additional Rent if such deadline is not met, Landlord will submit to Tenant an un-audited financial statement of the actual increases in Real Estate Taxes and Operating Expenses accruing during the Fiscal Year which ended during such Calendar Year over the Real Estate Taxes and Operating Expenses which accrued during the Base Year, respectively. Such statement shall also indicate the amount of Tenant’s excess payment or underpayment of Additional Rent based on Landlord’s estimate described in Sections 2.3(a) and 2.3(b). If Additional Rent paid by Tenant during the preceding Calendar Year shall be in excess of, or less than, the aggregate of its share of the actual increase in Real Estate Taxes and Operating Expenses, Landlord and Tenant agree to make the appropriate adjustment following the submission of Landlord’s statement. Tenant shall either pay any Additional Rent due with the installment of Base Annual Rent due for the month following submission of Landlord’s statement, or pay any Additional Rent due within thirty (30) days if the Lease Term has expired or has otherwise been terminated. Tenant shall deduct its excess payment, if any, from the installment of Base Annual Rent due for the month following submission of Landlord’s statement, or following the expiration or earlier termination of the Lease Term, Tenant shall be reimbursed for any excess payments made, less any amounts then due Landlord under this Lease, upon demand.
          (d) Verification of Additional Rent. Unless Tenant asserts specific errors within ninety (90) days after Landlord has submitted the un-audited financial statement for a Fiscal Year to Tenant, Tenant shall have no right to contest the amount of Tenant’s pro rata share of Real Estate Taxes and/or Operating Expenses or the statement submitted by Landlord. No such assertion of error by Tenant shall extend the time for payments as set forth in Sections 2.2 and 2.3 above. If Tenant has given a timely assertion of error and if it shall be determined by Landlord there is an error in Landlord’s statement, Tenant shall be entitled to a credit for any overpayment, which shall be applied to any sums then due Landlord under this Lease and then to the next installment(s) of Additional Rent until fully credited for the overpayment, or refunded if Tenant has vacated the Demised Premises, or Tenant shall be billed for any underpayment and shall remit any amount owing to Landlord within ten (10) business days of Tenant’s receipt of such statement. Notwithstanding the foregoing, provided that Tenant has made all payments that have been invoiced by Landlord and is not otherwise in default beyond the expiration of any applicable notice and cure period, and the Operating Expenses or Real Estate Taxes have increased by more than three percent (3%) in the aggregate over the immediately previous Fiscal Year, Tenant shall have the right to audit the books and records of landlord relating to Landlord’s Operating Expenses or Real Estate Taxes provided: (i) Tenant gives Landlord thirty (30) days’ prior written notice of its intent to audit; (ii) the audit occurs during Landlord’s normal business hours and in Landlord’s principal offices; (iii) Tenant may only audit said records and books once during each calendar year; (iv) Tenant may only conduct the audit of a calendar year’s books and records within ninety (90) days following delivery of the Financial Statement for the item in question for any calendar year; (v) the auditor shall not be compensated on a contingency basis; (vi) Tenant provides Landlord with a copy of the auditor’s report, within ten (10) days after its receipt by Tenant; and (vii) the auditor agrees to execute a confidentiality agreement with respect to such audit. Neither Tenant nor its auditor shall be entitled to audit or examine any records specifically pertaining to another tenant at the Building.
               (i) Confidentiality of Audit. All of the information obtained through said audit as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be held in strict confidence by Tenant and Tenant’s officers, agents and employees and shall not be revealed in any manner to any person except upon the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, or if required pursuant to any litigation between Landlord and Tenant materially related to the facts disclosed by such audit, or if otherwise required by law, Landlord shall have all rights allowed by law or equity if Tenant, its officers, agents or employees and/or auditor violate the terms of this provision, including without limitation, the right to terminate this Lease or the right to terminate Tenant’s future right to audit pursuant to this Section.
               (ii) Landlord’s Right to Contest Audit. Landlord may contest Tenant’s audit results by giving Tenant written notice of protest within thirty (30) days following Landlord’s receipt of the audit report. If Landlord’s accountant and Tenant’s accountant cannot mutually agree as to Tenant’s share of Operating Expenses or Real Estate Taxes, as applicable, due within thirty (30) days after Tenant’s receipt of Landlords notice of protest, Landlord’s accountant and Tenant’s accountant shall jointly choose a third independent Certified Public Accountant, whose determination shall be binding upon the parties hereto. If the accountants fail to agree upon the third accountant, the parties agree to proceed forthwith to arbitrate the issue in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The cost of the third accountant or the cost of arbitration shall be borne squally by the parties.
          (e) Fiscal Year. Landlord shall have the right to change its Fiscal Year from time to time. If Landlord changes its Fiscal Year during the Lease Term, thereby creating a Fiscal Year with fewer than twelve (12) months (hereinafter “short year”), the Real Estate Taxes and Operating Expenses for the short year shall be determined on an annualized basis by taking the monthly average of the actual Real Estate Taxes and Operating Expenses, respectively, and multiplying each by twelve. The amounts determined by this method shall be used in determining the increases described in Sections 2.2(a) and 2.2(b) for the short year.
     2.4 Rent Adjustment Limit. Notwithstanding any deductions from or adjustments to Base Annual Rent and Additional Rent as provided for above, in no event shall the total monthly installment of Base Annual Rent and Additional Rent to be paid by Tenant in any month during the Lease Term or any extension thereof be less than the monthly installment of Base Annual Rent stipulated in Section 1.3, except as required as the result of the Landlord’s application of a credit due to Tenant pursuant to Section 2.3(c).
     2.5 Survival of Rent Obligation. The obligation of Tenant with respect to payment of Base Annual Rent, as defined in Section 2.1, and Additional Rent as defined in Section 2.2, together with all other sums due hereunder, accrued and unpaid during the lease Term, shall survive the expiration or earlier termination of this Lease.
     2.6 Pro Rata Snare. Tenant’s “pro rata share” stipulated in Sections 1.5(a) and 1.5(b) represents the ratio that the total rentable area of the Demised Premises bears to the total rentable area of the Building. In the event of any dispute as to the Tenant’s “pro rata share”, certification of the “pro rata share” by Landlord’s architect shall be binding on both Landlord and Tenant.

     2.7 Prorated Rent. Any Base Annual Rent or Additional Rent payable pursuant to Sections 2.1 and 2.2 for one or more full calendar months in a partial Fiscal Year at the beginning or end of the Lease Term shall be prorated based upon the number of months in the Fiscal Year. Any Base Annual Rent or Additional Rent payable pursuant to Sections 2.1 and 2.2 for a portion of a calendar month shall be prorated based upon the number of days in the applicable calendar month.
     2.8 Application of Rent. No payment by Tenant or receipt by Landlord of lesser amounts of Base Annual Rent or Additional Rent than those required by this Lease shall be deemed to be other than on account of the earliest unpaid stipulated Base Annual Rent or Additional Rent. No endorsement or statement on any check or any letter accompanying any check or payment as Base Annual Rent or Additional Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Annual Rent and Additional Rent or pursue any other remedy provided in this Lease. Any credit due to Tenant hereunder by reason of overpayment of Base Annual Rent or Additional Rent shall first be applied to any Base Annual Rent, Additional Rent or other sums owed to Landlord by Tenant as set forth elsewhere in this Lease or if Tenant shall be in default when said credit shall be owed.
     2.9 Late Payment Fee and Interest Charge. In the event any installment of Base Annual Rent or Additional Rent due hereunder is not paid within ten (10) calendar days after it is due, then Tenant shall also pay to Landlord as Additional Rent (a) a late payment fee equal to five percent (5%) of the payment as liquidated damages for the additional administrative costs incurred by Landlord as a result of such late payments, plus (b) an interest charge calculated at the rate of eighteen percent (18%) per annum on the delinquent payment from the date due until paid.
3.	CONSTRUCTION OF PREMISES AND OCCUPANCY
     3.1 Tenant Plans.
          Preparation of Tenant Plans. Landlord shall have the right to approve any architect and/or engineer selected by Tenant, which approval shall not be unreasonably withheld, and each of Tenant’s architects and engineers shall be licensed in the jurisdiction in which the Demised Premises are located and shall maintain (and provide Landlord with evidence of the existence of) professional liability insurance adequate in Landlord’s reasonable judgment. Tenant’s preliminary plan, whether prepared by an architect or engineer selected by Landlord or by Tenant’s architect or engineer, shall provide sufficient information to permit working drawings and cost estimate to be prepared. Upon completion of Tenant’s remodeling work, Tenant shall provide Landlord, at Tenant’s expense, with “as-built” plans of the Demised Premises. If the Demised Premises as reflected on Tenant’s plans are not in compliance with applicable building and fire codes, or do not comply with all requirements of the Americans with Disabilities Act (“ADA”), then Tenant’s plans shall not be, nor shall they be deemed to be, acceptable to Landlord. Landlord’s approval of Tenant’s plans or work does not constitute certification by Landlord that said plans or work meet the applicable requirements of any building or fire codes, laws or regulations, or the ADA, nor shall it impose any liability whatsoever upon Landlord.
     3.2 Possession. If Landlord shall be unable to tender possession of the Demised Premises on the Commencement Date set forth in Section 1.2 by reason of: (a) the holding over or retention of possession of any tenant or occupant; or (b) for any other reason beyond the control of Landlord, Landlord shall not be subject to any liability for the failure to tender possession on said date. Under such circumstances the Base Annual Rent and Additional Rent reserved and covenanted to be paid herein shall not commence until possession of the Demised Premises is tendered to Tenant. No such failure to tender possession on the Commencement Date set forth in Section 1.2 shall in any other respect affect the validity of this Lease or the obligations of Tenant hereunder. In the event the actual Commencement Date does not occur within three (3) months of the date this Lease is fully executed and delivered by Landlord and Tenant, then either party, without further liability to the other, shall have the right to terminate this Lease upon two (2) months prior written notice to the other party hereto. If permission is given to Tenant to enter into possession of the Demised Premises prior to the date specified as the Commencement Date, Tenant covenants and agrees that such occupancy shall be deemed to be subject to all of the terms, covenants, conditions and provisions of this Lease.
     3.3 Permits. Tenant shall be responsible for obtaining at Tenant’s sole cost and expense, the construction and occupancy permits for the Demised Premises if any. Tenant shall be responsible for obtaining any other permits or licenses necessary for its lawful occupancy of the Demised Premises. Tenant shall provide Landlord with a copy of all such permits and licenses. Landlord shall cooperate with Tenant to procure all necessary permits from government authorities.
     3.4 Demised Premises. Landlord shall have the right to change the location (provided however Tenant shall not be relocated to the first (1st) floor of the Building) and configuration of the Demised Premises at any time but not more than once during the Lease Term, subject to the following terms and conditions: (a) subsequent to the Commencement Date, Landlord shall provide Tenant not less than ninety (90) days advance written notice of the date Tenant must vacate the Demised Premises; (b) Landlord shall provide Tenant with Substitute space of similar nature and size elsewhere in the Building (the “Substitute Premises”) the Substitute Premises shall have a similar window line as the Demised Premises; (c) Landlord shall at Landlord’s expense remove Tenant’s Property from the Demised Premises and reinstall them in the Substitute Premises, and redecorate the Substitute Premises in a manner substantially similar to the manner in which the Demised Premises were decorated; and (d) upon receipt of paid invoices, Landlord shall reimburse Tenant for the reasonable costs it incurs for new stationery, business cards and signage, if any, comparable to those previously used by Tenant that it requires, directly as a result of Landlord’s relocation of the Demised Premises. Landlord shall use reasonable efforts to minimize the disruption to Tenant’s business, but in no event shall Landlord be liable for any loss of business or other damages to or expenses of Tenant, except for any physical damage to Tenant’s Property incurred during the move. Within ten (10) days after Landlord submits an amendment of this Lease or a replacement lease indicating the location and configuration of the Substitute Premises, Tenant shall execute such amendment or lease, as applicable, and deliver it to Landlord, failing which Tenant hereby irrevocably appoints Landlord as its special attorney-in-fact to execute such amendment or lease, as applicable, the foregoing power of attorney being deemed to be coupled with an interest.
4.	SUBLETTING AND ASSIGNMENT
     4.1 Consent. Without the prior written consent of Landlord, not to be unreasonably withheld or delayed in accordance with Section 4.5, Tenant will not sublet the Demised Premises or any part thereof or transfer possession or occupancy thereof to any person, firm or entity, or transfer or assign this Lease, and no subletting or assignment hereof shall be effected by operation of law or in any Other manner, such as the transfer of all or substantially all of Tenant’s assets or voting control of Tenant’s stock, partnership interest or other equity, without such prior written consent of Landlord, except as provided in Section 4.8 below. If Tenant is a partnership, then any sale, conveyance, or other transfer of, or the grant of a security interest in, or any partnership interest, or any dissolution of Tenant, or any act which will result in a potential future change in control, or a withdrawal or change, whether voluntary, involuntary or by operation of law, of a partner or partners owning a controlling interest in Tenant, shall be deemed a voluntary assignment of this Lease. If Tenant is a corporation, then any sale, conveyance, or other transfer of, or grant of a security interest in any controlling shares of stock, dissolution, merger, consolidation or other reorganization of Tenant, or any sale or transfer of a controlling interest of its capital stock, or any act which will result in a potential future change in control, or a withdrawal or change, whether voluntary, involuntary or by operation of law, of a shareholder or shareholders owning a controlling interest in Tenant, shall be deemed a voluntary assignment of this Lease. All permitted subletting and assignments of the Demised Premises and this Lease shall be subject to the provisions of this Lease, including but not limited to Section 4.3. No assignment shall be made except for the entire Demised Premises and Tenant further agrees that any permitted assignment of this Lease or subletting of the Demised Premises may be conditioned upon payment by Tenant of consideration and the delivery of such additional guarantees, collateral and/or other security as determined by Landlord. Any subletting or assignment consented to by Landlord, to be effective, shall be evidenced in writing in a form acceptable to Landlord. Consent by Landlord to any assignment or subletting by Tenant shall not operate as a waiver of the necessity for obtaining Landlord’s consent in writing to any subsequent assignment or subletting. The collection or acceptance of rent from any such assignee, subtenant or other occupant shall not constitute a waiver of or release of Tenant from any covenant or obligation contained in this Lease, nor shall such acceptance of rent be deemed to create any right to the Demised Premises in such assignee, subtenant or other occupant, nor any legal or other relationship between the Landlord and any such assignee, subtenant or other occupant. Landlord’s acceptance of any name for listing on the Building directory shall not be deemed, nor will it substitute for, Landlord’s consent as required by this Lease, to each sublease, assignment and any other occupancy of the Demised Premises, In the event that Tenant defaults under this Lease in the payment of Base Annual Rent or Additional Rent, Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant and hereby authorizes each such subtenant, assignee and other occupant to pay said rent and other sums directly to Landlord upon demand. Any transfer of this Lease or the Demised Premises, or any transfer of any interest in Tenant restricted pursuant to this Section 4.1, without the prior written consent of Landlord pursuant to this Section 4.1 shall be void. By taking a transfer of this Lease by assignment, transfer or interest in Tenant, or by any other manner described in this Section 4.1, or otherwise with Landlord’s consent to the transfer, the transferee shall be bound by all provisions of this Lease, which shall be binding upon the transferee as if the transferee had signed this Lease in lieu of the original Tenant named herein. Provided Tenant first obtains the written consent of Landlord to such sublease or assignment as required by Section 4 and further provided that Tenant is not in default of any of the terms or conditions of this Lease on the date each rent payment is due pursuant to such sublease or assignment, then notwithstanding Section 4.3, only Fifty Percent (50%) of any rent and other consideration accruing to Tenant as a result of each such sublease or assignment which is in excess of the pro rated portion of Base Annual Rent and Additional Rent then being paid by Tenant for the Demised Premises or portion Thereof being sublet pursuant to said sublease or assignment shall be paid by Tenant to Landlord monthly as Additional Rent.
     4.2 Recapture of Premises. In the event Tenant desires to sublet the Demised Premises or assign this Lease or effect the transfer of any interest in this Lease or in Tenant restricted pursuant to Section 4.1, Tenant shall give to Landlord written notice of Tenant’s intended subtenant, assignee or transferee in order to secure Landlord’s written consent in accordance with Section 4.1. Within forty-five (45) days of receipt of said notice, Landlord shall have the right, at its option: (i) to terminate this Lease by giving Tenant not less than thirty (30) days notice if Tenant’s notice states the Tenant’s desire to assign this Lease or sublet more than fifty percent (50%) of the Demised Premises or effect a restricted transfer of an interest in this Lease or in Tenant; or (ii) if Tenant’s notice states the Tenant’s desire to Sublet a portion of the Demised Premises, to terminate this Lease and simultaneously to enter into a new lease with Tenant for that portion of the Demised Premises Tenant may desire to retain upon the same terms, covenants and conditions as then set forth in this Lease, prorated based upon the space retained by Tenant. If Landlord exercises its right to terminate this Lease pursuant to clauses (i) or (ii) above, Tenant agrees that Landlord shall have access to all or any portion of the Demised Premises sixty (60) days prior to the effective termination date for remodeling or redecorating purposes. Tenant shall promptly execute such lease amendments and other documents as Landlord may require to effectuate the terms and intent of this Section 4.2
     4.3 Excess Rent and Other Consideration. Any rent and other consideration accruing to Tenant as the result of any sublease or any assignment of this Lease (other than with regard to a Permitted Transfer), which is in excess of the pro rata share of Base Annual Rent and Additional Rent then being paid by Tenant for all or a portion of the Demised Premises being sublet or assigned, shall be paid by Tenant to Landlord monthly as Additional Rent. Any consideration accruing to Tenant as the result of any transfer of interest in Tenant restricted pursuant to Section 4.1 (and not including a Permitted Transfer), which is paid or deemed paid in regard to the value of this Lease and which is in excess of the pro rata share of the Base Annual Rent and Additional Rent which would have been paid by Tenant during the Lease Term for such space, shall be paid by Tenant to Landlord promptly as Additional Rent.
     4.4 Tenant Liability. In the event of any subletting of the Demised Premises or assignment of this Lease by Tenant or transfer of an interest in this Lease or in Tenant, Tenant shall remain liable to Landlord for payment of the Base Annual Rent and Additional Rent stipulated herein and all other covenants and conditions contained herein. No subletting of the Demised Premises or assignment of this Lease or transfer of an interest in this Lease or in Tenant shall operate to release, discharge or otherwise affect the liability of any guarantors, co-signers or other parties liable to Landlord pursuant to the terms of any guaranty or otherwise for the obligations of Tenant under this Lease.
     4.5 Reasonable Standards of Consent. Tenant acknowledges that Landlord, in considering whether to grant or withhold consent required of Landlord pursuant to this Section 4, shall be entitled to apply any or all of the following criteria:
          (a) The Financial strength of proposed subtenant/assignee/transferee must be acceptable to Landlord in Landlord’s reasonable discretion based on adequate current and historical financial information given by Tenant. Landlord shall be entitled to receive, and Tenant shall deliver or cause others to deliver, such guarantees, collateral and other security as Landlord shall request in conjunction with any prospective sublease, assignment or other transfer. Failure to provide such financial information, guarantees, collateral and other security shall be grounds for Landlord to withhold or deny consent;
          (b) The proposed subtenant/assignee/transferee must have a good reputation in the business community and must be creditworthy;
          (c) Use of the Demised Premises by the proposed subtenant/assignee/transferee must be permitted by this Lease;
          (d) Use of the Demised Premises by the proposed subtenant/assignee/transferee shall not violate or create any potential violation of any laws and must be in keeping with the character of the Building and the Complex;

          (e) Use of the Demised Premises by the proposed subtenant/assignee/transferee shall not violate, or cause Landlord to violate, any other leases, agreements or mortgages affecting (i) the Demised Premises, the Building, the Complex or the land related to such improvements, or (ii) the Landlord, Landlord’s Agent or other tenants, whether such leases, agreements or mortgages were entered into prior or subsequent to this Lease;
          (f) The proposed use shall be compatible with all other uses within the Building or Complex and the proposed use or user shall not cause a diminution in the reputation of the Building, the Complex, Landlord, Landlord’s Agent or other tenants;
          (g) The proposed subtenant/assignee/transferee shall have no right to further sublet the subleased premises, nor to further assign this Lease, nor to further transfer any interest in such proposed subtenant/assignee/transferee;
          (h) In the event Tenant is in default, consent may be withheld irrespective of whether these other criteria are met by the proposed subtenant/assignee/transferee.
     4.6 Other Transfers. Notwithstanding anything herein to the contrary, Tenant shall not pledge, assign, transfer, encumber or otherwise convey its interest in the Demised Premises conditionally or as security for any obligations of Tenant to any third party, or otherwise. Any such transfer in violation of this provision shall be void.
     4.7 Rights on Default. In the event Tenant defaults under this Lease, in addition to the rights and remedies of Landlord outlined in Section 12, Landlord, at its option, may elect to recognize any sublease between Tenant and any subtenant, or any agreement by which Tenant has granted any leasehold estate or interest in the Demised Premises, as a direct lease or agreement between Landlord and such subtenant or other grantee, upon written notice to Tenant and such subtenant or other grantee, without releasing or affecting the liability of Tenant to Landlord under this Lease, and Tenant shall be deemed to have assigned its interest in such sublease or other agreement to Landlord (without the need for executing any further documentation evidencing same) and such subtenant or other grantee shall attorn to and recognize the rights of Landlord under such sublease or other agreement, as the case may be. Notwithstanding Tenant’s consent or acquiescence in the termination of this Lease and/or Tenant’s voluntary surrender of the Demised Premises (or any portion thereof), Landlord may consider any sublease or other agreement transferring a leasehold estate or interest in the Demised Premises, and/or any right to use or possess the Demised Premises (or any portion thereof) by any subtenant or other grantee, terminated as of the date Landlord terminates this Lease and/or Tenant’s right to possession of the Demised Premises, it being the intention of the parties that any leasehold estate or other interest in the Demised Premises shall be subject to the terms and conditions of this Lease, including all rights and remedies of Landlord outlined herein, notwithstanding anything to the contrary contained in such sublease or other agreement.
     4.8 Permitted Transfers.
          (a) Tenant shall have the right, without obtaining Landlord’s prior written consent, but only with prior notice to Landlord, to (i) assign the Lease or sublet the Demised Premises to a corporation to which all or substantially all of the assets of Tenant are sold, or (ii) transfer stock in Tenant to and from employees of Tenant whether pursuant to an employee stock option plan or otherwise, or (iii) to sell stock in the Tenant through public offerings, private placements or similar transactions, or (iv) assign the Lease or sublet the Demised Premises to any parent corporation of Tenant, or to any subsidiary of Tenant or any parent corporation of Tenant, or (v) assign the Lease or sublet the Demised Premises to any entity which may as the result of merger or consolidation succeed to the business carried on by Tenant. Tenant acknowledges and agrees that any assignment or sublease entered into pursuant to this Section 4.8 shall not operate or be construed as a waiver or release of Tenant from liability for the performance of any covenant or obligation to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Notwithstanding the foregoing, the notice requirement set forth in 4.8(c) shall only apply to the transfers in Sections 4.8(a)(i), (iii), (iv) and (v).
          (b) Definition: The transactions permitted pursuant to Section 4.8(a) are herein referred to as the “Permitted Transfers”, and the parties with whom Tenant is permitted to make such Permitted Transfers are herein referred to as “Permitted Transferees”.
          (c) Notice. Tenant shall deliver written notice of the Permitted Transfers set forth in Sections 4.8(a)(i), (iii), (iv) and (v) above to Landlord with copies of documents evidencing Permitted Transfers within twenty (20) days of the effective date of such Permitted Transfer provided there are no legal reasons which would prohibit Tenant from providing said prior notice. In no event shall Tenant be permitted to use a series of one or more Permitted Transfers solely for the purpose of “spinning-off’ this Lease to an independent third party that would not otherwise be a permitted Transferee, As an example of the foregoing, Tenant shall not assign this Lease to an affiliate corporation whose assets consist solely of this Lease and the rights granted herein and thereafter sell the stock of such affiliate corporation to an independent third party, with the intended result being to defeat the purpose of this Section by the transfer of this Lease to an independent third party by means of what would otherwise be two (2) separate Permitted Transfers.
5. SERVICES AND UTILITIES
     5.1 Building Standard Services and Utilities. Subject to the limitations set forth in Section 5.3 below, Landlord shall furnish sufficient electric current for lighting and office equipment such as typewriters, calculators, office copiers and printers, desktop personal computers and word processors and similar items. Landlord shall also furnish water for lavatory and drinking purposes, lavatory supplies, fluorescent tube replacements, automatically operated elevator service, landscaping and snow removal, interior and exterior window cleaning and nightly cleaning service in accordance with Landlord’s prevailing practices (as set forth in Exhibit D attached hereto), as they may be modified from time to time, except that Landlord shall not be responsible for cleaning Tenant’s kitchens, private bathrooms, rugs, carpeting (except vacuuming) and drapes. Landlord shall have no liability for and expressly disclaims any responsibility for the engineering, design, installation, provision of or maintenance of Tenant’s telecommunications and data transmission systems and the inside wire associated therewith. Landlord further agrees to furnish beating and cooling during the appropriate seasons of the year, between the hours and on the days set forth in Section 1.7 exclusive of legal public holidays as defined in section 6103(a) and (c) of Title 5 of the United States Code, as it may hereafter be amended. For purposes hereof, the following are the legal public holidays for the Building; New Year’s Day, Martin Luther King, Jr., Day, Inauguration Day, Presidents’ Day, Memorial Day (observed), Independence Day, Labor Day, Columbus Day (observed), Veterans’ Day (observed), Thanksgiving Day and Christmas Day. All of the aforesaid services shall be provided without cost to Tenant except as such expenses may be included in calculating Additional Rent pursuant to the provisions of Sections 2.2 and 2.3, Landlord shall not be liable for failure to furnish, or for suspension or delay in furnishing, any of such services if such failure, suspension or delay is caused by breakdown, maintenance or repair work, strike, riot, civil commotion, governmental regulations, emergency periods due to weather or any other cause or reason whatever beyond the reasonable control of Landlord. Failure, suspension, delay or interruption of services shall not result in any abatement of Base Annual Rent or Additional Rent, be deemed an eviction or breach of this Lease (including any express or implied covenant of quiet enjoyment), or relieve Tenant of performance of Tenant’s obligations under this Lease unless the Demised Premises are rendered untenantable by such failure, suspension, delay or interruption of services for ten (10) consecutive business days due to Landlord’s negligence or willful misconduct, in which event Tenant may abate paying Base Annual Rent from said eleventh (11th) business day until such service is restored.

     5.2 Overtime Services. Should Tenant require heating and cooling services beyond the hours and/or days stipulated in Section 1.7, upon receipt of at least 24 hours prior written notice from Tenant, Landlord will furnish such additional service at the then-prevailing hourly rates for both utility services and personnel as established by Landlord from time to time; provided, further, that there will be a minimum charge of four (4) hours each time overtime services are required.
     5.3 Excessive Usage.
          (a) Equipment Restrictions. Tenant will not install or operate in the Demised Premises any heavy duty electrical equipment or machinery or any other equipment which consumes excess gas (where applicable), excess water, excess sewer services or excess electricity as defined in Section 5.3(b) below, without first obtaining prior written consent of Landlord. Landlord may, among other things, require as a condition to its consent for the installation of such equipment or machinery that Tenant pay as Additional Rent the costs for excess consumption of such utilities that may be occasioned by the operation of said equipment or machinery. Landlord may make periodic inspections of the Demised Premises at reasonable times to determine that Tenant’s equipment and machinery comply with the provisions of this Section and Section 5.4.
          (b) Excess Electrical Usage. The consumption of electricity, including lighting, in excess of five (5) watts per square foot for any portion of the Demised Premises shall be deemed excessive. Additionally, any individual piece of electrically operated machinery or equipment having a name plate rating in excess of two (2) kilowatts shall also be deemed as requiring excess electric current.
          (c) Additional Utility Costs. Landlord shall have the right to either require that one or more separate meters be installed to record the consumption or use of electricity or other utilities, or cause a reputable independent engineer to survey and determine the quantity of such utilities consumed by such excessive use. In the event that Tenant is consuming excess electricity, the cost of any such survey and meters and of installation, maintenance and repair thereof shall be paid for by Tenant. Tenant agrees to pay Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefor, for all such excess consumption and demand as shown by said meters, or a flat monthly charge determined by the survey, as applicable, at the rates charged for such excess service by the local public utility company. If Tenant’s cost of excess such utilities based on meter readings is to be paid to Landlord, Tenant shall pay a service charge related thereto in an amount Landlord shall reasonably determine.
     5.4 Excessive Heat Generation. Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Demised Premises due to heat generated by over-occupancy of the Demised Premises or by any equipment, machinery or additional lighting installed by Tenant (with or without Landlord’s consent) that exceeds design capabilities for the Building. If Tenant desires additional cooling to offset excessive heat generated by such over-occupancy, equipment, machinery or additional lighting, Tenant shall pay for auxiliary cooling equipment and the operating, maintenance, repair and replacement costs of such equipment, including without limitation electricity, gas, oil and water. If Tenant does not desire such auxiliary cooling equipment, Tenant shall pay for excess electrical consumption by the existing cooling system.
     5.5 Building Security. Any security system or other security measures (collectively, the “Security System”) that Landlord may undertake for protection of the Demised Premises, the Building and/or Complex (including any parking garages or areas) are for the protection of the physical structures only and shall not be relied upon by Tenant, its agents, employees or invitees to protect Tenant, Tenant’s Property and Leasehold Improvements or Tenant’s employees, invitees or their property. Tenant shall not do anything to circumvent or allow others to circumvent any Security System. Landlord shall not be liable for any failure of any Security System to operate or for any breach or circumvention of the Security System by others, and Landlord makes no representations or warranties concerning the installation, performance and monitoring of any Security System, or that it will detect or avert the occurrences which any such Security System is intended or expected to detect or avert.
     5.6 Roof and Auxiliary Spaces. Tenant shall not use the roof, roof utility closets or other auxiliary spaces in the Building for antennas, condenser coolers, telecommunications and/or data transmission equipment or any other type of equipment or for any other purpose without the prior written consent of Landlord, which consent may be conditioned upon the terms of a separate written agreement and the payment by Tenant of separate consideration for the use of such space.
     5.7 Trash Removal. Landlord shall provide for trash collection and removal from the Demised Premises, the Building and the Complex. Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future laws, orders and regulations of the federal, state, county, municipal and local governments, departments, commissions, agencies and boards regarding the collection, sorting, separation and recycling of trash. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by law and directed by Landlord, and if not separated and sorted as required by law, to require Tenant to arrange for such collection at Tenant’s sole cost and expense, utilizing a contractor satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties and damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section, and Tenant, at Tenant’s Sole Cost and expense, shall indemnify, defend and hold Landlord harmless from and against any actions, claims and suits (including legal fees and expenses) arising from such noncompliance, utilizing counsel reasonably satisfactory to Landlord.
6. USE AND UPKEEP OF PREMISES
     6.1 Use. Tenant shall Use and occupy the Demised Premises only for the purposes specified in Section 1.8 and for no other purpose whatsoever, and shall comply, and cause its employees, agents, contractors, invitees and other users of the Demised Premises to comply, with all applicable federal, stare and local laws, statutes, ordinances and regulations, including, but not limited to, the ADA, zoning regulations, and smoking regulations. Landlord represents that, as of the date of this Lease, the Demised Premises are in material compliance with the ADA and applicable building laws and regulations required at the time the Building was constructed. Any variation or deviation from the specific use expressly set forth in Section 1.8 shall be deemed a default of this Lease. Tenant shall pay before delinquency any business, rent and other tax and fee that is now or hereafter assessed or imposed upon Tenant’s use or occupancy of the Demised Premises, the conduct of Tenant’s business in the Demised Premises or Tenant’s Property. If any such tax or fee is enacted or altered so that such tax or fee is imposed upon Landlord so that Landlord is responsible for collection or payment thereof, then Tenant shall promptly pay the amount of such tax or fee directly to the taxing authority, or if previously paid by Landlord, to Landlord upon demand.

     6.2 Illegal and Prohibited Uses. Tenant will not use or permit the Demised Premises or any part thereof to be used for any disorderly, unlawful or extra hazardous purpose and will not manufacture anything therein. Tenant will not use or permit the Demised Premises to be used for any purposes that interfere with the use and enjoyment by other tenants of the Building or Complex or, in Landlord’s opinion, impair the reputation or character of the Building, Complex, Landlord or Landlord’s Agent. Tenant shall immediately refrain from and discontinue such use after receipt of written notice from Landlord.
     6.3 Insurance Rating. Tenant will not do or permit anything to be done in the Demised Premises, the Building or the Complex or bring or keep anything therein which shall in any way increase the rate of fire or other insurance on said Building or the Complex, or on the property kept therein, or conflict (or permit any condition to exist which would conflict) with applicable fire laws or regulations, or with any insurance policy upon said Building or Complex or any part thereof, or with any statute, rules or regulations enacted or established by any appropriate governmental authority. Tenant shall be responsible for any increase in insurance costs with respect to the Building or Complex if the increases were caused by its actions or failure to act.
     6.4 Alterations.
          (a) Approval Required. Tenant shall not make any alterations, installations, changes, replacements, repairs, additions or improvements in or to (or which interfere with) the structural elements of the Building or the Demised Premises, or the Systems (hereinafter defined), without the prior written consent of Landlord, which consent may be granted or withheld in Landlord’s sole and absolute discretion. Tenant shall not make any non-structural, non-System or cosmetic alterations, changes, replacements, repairs, additions or improvements in or to the Demised Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, Tenant shall have the right to make Cosmetic Changes (as hereinafter defined) within the Demised Premises without requiring the consent of Landlord but upon thirty (30) days prior written notice to Landlord. “Cosmetic Changes” shall mean those minor, non-structural alterations of a decorative nature consistent with a first-class office building for which a building permit is not required and which cost (including installation) in the aggregate less than Ten Thousand Dollars ($10,000.00) per project or series of related projects, such as painting, carpeting and hanging pictures. All Tenant plans and specifications shall be submitted to Landlord for prior approval. All Tenant engineering plans and specifications shall be prepared at Tenant’s expense by Landlord’s designated engineer. Landlord may, among other things, condition its consent upon Tenant’s agreement that any construction up-gradings required by any governmental authority as a result of Tenant’s work, either in the Demised Premises or in any other part of the Building or Complex, will be paid for by Tenant in advance. Tenant shall not install any equipment of any kind or nature whatsoever which will or may necessitate any changes, replacements or additions to the water System, plumbing system, heating system, ventilating system, air-conditioning system, supply, return or control systems, Landlord’s data system(s), or the electrical system of the Demised Premises or the Building (collectively, the “Systems”), nor install or use any air-conditioning unit, engine, boiler, generator, machinery, heating unit, stove, water cooler, ventilator, radiator or any other similar apparatus, nor modify or interfere with any of the Systems, without the prior written consent of the Landlord, which consent may be granted or withheld in the Landlord’s sole and absolute discretion. Any auxiliary air-conditioning equipment which Tenant may desire to install in the Demised Premises shall be connected to the Building’s commercial condenser water system, if available, and Tenant shall pay to Landlord such reasonable charges as established by Landlord from time to time for the use of the Building’s commercial condenser water system. Tenant shall not modify or interfere with the Systems without the prior written consent of Landlord, and then only as Landlord may direct. Landlord may condition its consent upon Tenant’s payment of all costs to make such changes, replacements or modifications. Tenant shall not design, configure, install, use or arrange for the design, configuration, installation or use of its telecommunications and data transmission systems or inside wire associated therewith in any manner that interferes with the existing telecommunications and/or data transmission systems or inside wire associated therewith of Landlord or other tenants in the Building. Landlord’s consent to any work by Tenant or approval of Tenant’s plans or specifications shall not be deemed a certification that such work complies with applicable building codes, laws or regulations, nor shall it impose any liability whatsoever upon Landlord.
          (b) Alteration Requirements. All of Tenant’s approved work shall be done in accordance with Landlord’s Building Work Rules and Regulations (as promulgated and amended by Landlord from time to time) and shall be done by duly qualified, licensed and bonded contractors in accordance with all applicable laws, codes, ordinances, rules and regulations, and Tenant shall obtain (or give) at its cost any required permits, licenses, registrations, notices, or inspections for performance of its work. Prior to the commencement of such work Tenant must either deposit with Landlord evidence of the existence of a bond deemed sufficient by Landlord against construction liens, or obtain an executed waiver of lien from each contractor or vendor that will perform or furnish to Tenant work, labor, services or materials for any alterations, installations, replacements, additions or improvements in or to the Demised Premises. Notwithstanding the aforesaid, if any mechanic’s or materialman’s lien shall at any time, whether before, during or after the Lease Term, be filed against any part of the Building or other property of Landlord by reason of work, labor, services or materials performed for or furnished to or on behalf of Tenant, Tenant shall forthwith cause the lien to be released of record by being discharged or bonded off to Landlord’s satisfaction within fifteen (15) days after being notified of the filing thereof. If Tenant shall fail to cause such lien to be released of record within said fifteen (15) day period, then, in addition to any other right or remedy of Landlord, Landlord may bond off or discharge the lien by paying the amount claimed to be due. Any amount paid by Landlord, whether as bond premium or payment of the lien amount, and all costs and expenses, including reasonable attorneys’ fees incurred by Landlord in procuring the same and its release from the appropriate land records, shall be due from Tenant to Landlord and shall be payable on the first day of the next following month, or if the Lease Term has expired, upon demand.
          (c) Removal of Leasehold Improvements and Tenant’s Property. All Leasehold Improvements within the Demised Premises shall, subject to Landlord’s right to require Tenant to remove all or any portion of the Leasehold Improvements and restore the Demised Premises to its condition as of the date this Lease is fully executed and delivered by Landlord and Tenant, remain at the expiration or earlier termination of the Lease Term without disturbance, molestation or injury. Should Landlord elect that Leasehold Improvements be removed upon the expiration or earlier termination of the Lease Term, and/or should Tenant fail to remove all or any portion of Tenant’s Property in accordance with the provisions of this Lease, Tenant hereby agrees that Landlord shall have the right to cause all or any portion of the Leasehold Improvements and/or Tenant’s Property to be removed at Tenant’s sole cost and expense. Tenant hereby agrees to reimburse Landlord for the cost of such removal together with the cost of repairing any damage resulting therefrom, and the cost of restoring the Demised Premises to its condition as of the date this Lease is fully executed and delivered by Landlord and Tenant. Approximately sixty (60) days prior to Tenant’s scheduled vacation of the Demised Premises, Landlord and Tenant shall meet to review what items shall be removed and what items shall remain as Landlord may determine. Landlord shall provide its estimate to Tenant of the costs of such removal and the costs of any repairs to or restoration of the Demised Premises as herein provided, and Tenant shall promptly deposit with Landlord a sum equal to such estimated costs. In the event Tenant fails to remove the Leasehold Improvements designated by Landlord for removal prior to the expiration of the Lease Term and/or fails to remove Tenant’s Property as aforesaid and/or fails to make such repairs and/or restoration as aforesaid, Landlord shall cause the removal, repair and/or restoration to be performed at Tenant’s sole expense, which expense shall not be limited by the amount of the deposit referred to herein. Tenant shall provide for the transfer or disposal of all items removed, failing which Landlord is hereby authorized to dispose of same in any manner deemed appropriate, including, but not limited to, disposal into the trash, without liability to Tenant, and at Tenant’s sole cost and expense, and Tenant shall indemnify, defend and hold harmless Landlord, Landlord’s Agent and their respective employees and agents from and against all claims, damages, costs and expenses, including reasonable attorneys’ fees, arising from or in connection with the disposal of all or any items removed by Landlord hereunder. In the event, for whatever reason, the parties do not meet to review which items shall be removed and which items shall remain, and/or the Tenant, for whatever reason, fails to deposit with the Landlord the deposit hereinabove stated, then the Landlord is hereby authorized to proceed, as it deems appropriate, with such removal and disposition of property, and repair and/or restoration, without liability to Tenant and at Tenant’s sole cost and expense. Notwithstanding anything contained herein to the contrary, the parties acknowledge that Tenant is accepting the Demised Premises in “AS IS” condition, that no Leasehold Improvements have been constructed for Tenant’s occupancy by Landlord. Notwithstanding anything in the foregoing to the contrary, Landlord shall not require the removal of Tenant’s initial improvements (other than cabling installed in the Demised Premises by Tenant) nor any subsequent improvements or alterations unless Tenant was notified by Landlord of the need for such removal at the time Landlord provides its consent or approval to Tenant for such improvement or alteration.
          (d) Compliance with Laws. In the event that during the Lease Term either Landlord or Tenant shall be required by the order or decree of any court, or any other governmental authority, or by law, code or ordinance (including but not limited to the ADA), to repair, alter, remove, reconstruct, or improve any part of the Demised Premises or of the Building, then Tenant agrees, at its sole cost and expense, to comply with such requirements imposed on the Demised Premises or Tenant and shall perform, at its expense, or Tenant shall permit Landlord to perform, at Tenant’s expense, such repairs, alterations, removals, reconstructions, or improvements and Landlord agrees to be responsible for compliance with requirements regarding the common areas of the Building. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide the Landlord with copies of (as applicable), (i) any notices alleging violation of any law, code or ordinance (including the ADA) relating to any portion of the Demised Premises or the Building, (ii) any claims made or threatened in writing regarding noncompliance with any law, code or ordinance and relating to any portion of the Building or of the Demised Promises, or (iii) any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with any law, code or ordinance and relating to any portion of the Building or the Demised Premises. No such order or decree or the compliance required therewith shall have any effect whatsoever on the obligations or covenants of Tenant herein contained. Tenant hereby waives all claims for damages or abatement of Base Annual Rent and Additional Rent because of such repairing, alteration, removal, reconstruction, or improvement.
     6.5 Maintenance by Landlord.
          (a) Landlord Repairs and Maintenance. Except to the extent that Tenant is required to maintain and repair pursuant to Sections 5.4, 6.4, 6.7, 6.8, 6.10, 6.11, 9 and 21, Landlord shall maintain and repair all public or common areas located within the Building, including external landscaping, walkways and parking areas, and, except to the above extent, Landlord shall make repairs to structural roofs, walls and building standard heating, air conditioning, plumbing and electrical systems and equipment. Except as otherwise expressly provided in this Lease, such maintenance shall be provided without cost to Tenant, except that (i) such expenses may be included in calculating the Additional Rent pursuant to the provisions of Sections 2.2 and 2.3; and (ii) if such expenses are incurred by Landlord in making repairs attributable to acts or omissions of Tenant or Tenant’s employees, agents, contractors or invitees, then Tenant shall reimburse Landlord for all such expenses within ten (10) days after Landlord submits a bill for such costs to Tenant. Tenant hereby waives all claims for damages or abatement of Base Annual Rent and Additional Rent because of such repairing, alteration, removal, reconstruction, or improvement.
          (b) Use of Demised Premises by Landlord. Landlord reserves the right to erect, use, maintain, repair and replace all pipes, ducts, conduits, wiring, fluids, gases, components, and similar materials and structures in and through the Demised Premises, including any changes, additions or replacements as Landlord may from time to time make thereto. Landlord may install any and all materials, equipment, pipes, ducts, conduits, wires, and related fluids, gases, components and mechanical equipment serving other portions, tenants and occupants of the Building, in, through, under or above the Demised Premises that Landlord deems desirable and shall have the right to locate, both vertically and horizontally, utility lines, wiring, air ducts, flues, duct shafts, drains, sprinkler mains and valves, and such other facilities within the Demised Premises as may be deemed necessary by engineering design and/or code and/or other legal requirements and to repair, alter, replace or remove these items. These shall be located so as to cause minimum interference with Tenant’s use of the Demised Premises and shall, if possible, be located above Tenant’s suspended ceiling, if any, or as close to the concrete slab as possible, below the floor, along column lines or in storage areas. Landlord shall have the right to remove or abate any hazardous materials located in the Demised Premises and Tenant shall fully cooperate with Landlord in this regard. Landlord’s right to locate facilities within the Demised Premises shall include facilities required by tenants or occupants in levels above or below the Demised Premises as well as on the same level as the Demised Premises. None of the above conduct by Landlord shall be deemed to constitute an interference with Tenant’s quiet enjoyment or an actual or constructive eviction of Tenant. Subject to the other applicable terms and provisions expressly provided in this Lease, Tenant shall be entitled to no abatement of Base Annual Rent or Additional Rent whatsoever on account of such installation, location, construction, use, entry, removal, repair, maintenance or other conduct as aforesaid. With respect to Landlord’s use of the Demised Premises as allowed by this Section 6.5(b), in each instance Landlord shall use reasonable efforts to minimize material interference with Tenant’s normal business operations in the Demised Premises.
     6.6 Signs and Publications. No sign, advertisement or notice shall be inscribed, painted or affixed on any part of the outside of the Building, or in the common areas of the Building, or inside the Demised Premises where it may be visible from the public areas of the Building, except on the directories and doors of offices, and then only in such size, color, method of attachment and style as Landlord shall approve. Landlord shall have the right to prohibit any signage or publication of Tenant on the Demised Premises which in Landlord’s opinion tends to impair the reputation or character of the Building, Complex, Landlord or Landlord’s Agent. Tenant shall refrain from and discontinue such signage or publication upon receipt of written notice from Landlord, but in no event later than one (1) day after receipt of such notice. Landlord shall list, at Landlord’s expense, the name of Tenant (and any permitted subtenants and assignees) in the Building lobby directory and shall provide Building standard signage on one suite entry door.
     6.7 Excessive Floor Load. Landlord shall have the right to prescribe the weight and method of installation of safes, computer equipment, and other heavy fixtures or equipment. Tenant will not install in the Demised Premises any item of Tenant’s Property or fixtures that will place a load upon the floor exceeding the designed floor load capacity of the floor and the Building. Landlord may prescribe the placement and positioning of all such objects within the Demised Premises and/or Building, and, if necessary, such objects shall be placed upon platforms, plates or footings of such size as Landlord shall prescribe. All damage done to the Building or the Demised Premises by installing or removing a safe or any other article of Tenant’s Property or fixtures, or due to its being in the Demised Premises, shall be repaired at the expense of Tenant.

     6.8 Moving and Deliveries.
          (a) Prohibitions/Notices. Moving in or out of the Building is prohibited on days and hours specified in Section 1.7, Tenant shall only use freight elevators and loading areas, if provided in the Building, for all moving and deliveries. Tenant shall provide Landlord with forty-eight (48) hours advance written notice of any move and obtain Landlord’s approval therefor in order to facilitate scheduling use of freight elevators and loading areas; provided however that any delay caused by Landlord’s withholding approval shall not constitute a holdover under this Lease.
          (b) Coordination with Landlord. No freight, furniture or other bulky matter of any description shall be received into the Building or carried in the elevators, except as authorized by Landlord, such authorization not to be unreasonably withheld. All moving of furniture, material and equipment shall be under the direct control and supervision of Landlord, who shall, however, not be responsible for any damage to or charges for moving same. There shall be no charge to Tenant for such Landlord supervision during normal business hours. Deliveries from lobby and freight areas requiring use of hand carts shall be restricted to freight elevators. All hand carts shall be equipped with rubber tires and side guards. Any control exercised by Landlord hereunder shall be deemed solely for the benefit of Landlord and the Building, and shall not be deemed to make any of Tenant’s employees, agents or contractors the agent or servant of Landlord. Tenant shall promptly remove from the public areas in or adjacent to said Building any of Tenant’s property delivered or deposited there.
          (c) Moving Damages. Any and all damage or injury to the Demised Premises or the Building caused by moving the property of Tenant into or out of the Demised Premises shall be repaired at the sole cost of Tenant. In conjunction with the foregoing, Tenant shall indemnify, defend and hold Landlord harmless with respect to any and all damages and injuries to the Demised Premises or the Building, and with respect to any property damage and injury to others. Without releasing Tenant from any liability hereunder, Tenant shall cooperate with Landlord to identify delivery contractors and movers causing damage to the Building or Demised Premises or causing property damage or injury to others.
     6.9 Rules and Regulations. Tenant shall, and shall ensure that Tenant’s agents, employees, invitees and guests, faithfully keep, observe and perform the Building Rules and Regulations set forth in Exhibit C, attached hereto and made a part hereof, and such amendments, modifications and additions thereto as Landlord may reasonably promulgate from time to time, unless waived in writing by Landlord. Any other such rules and regulations shall not substantially interfere with the intended use of the Demised Premises, but Tenant acknowledges that the Building Rules and Regulations, which, in Landlord’s judgment, are needed for the general well-being, operation and maintenance of the Demised Premises, the Building and the Complex, together with their appurtenances, are reasonable. Landlord shall have the right to specifically enforce all Building Rules and Regulations. In addition to any other remedy provided for herein, Landlord shall have the right to collect from Tenant a fine of $ 100 per incident for each violation of said Building Rules and Regulations which is not cured within three (3) days after written notice to Tenant. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce such Building Rules and Regulations, or the terms, conditions or covenants contained in any other lease, as against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, invitees, licensees, customers, clients, family members or guests. Further, it shall be in Landlord’s reasonable judgment as to whether Tenant is in compliance with the Building Rules and Regulations. Landlord agrees to enforce the Building Rules and Regulations in a non-discriminatory manner.
     6.10 Tenant Maintenance and Condition of Demised Premises Upon Surrender. At all times during the Lease Term, Tenant will keep the Demised Premises and the Leasehold Improvements and Tenant’s Property therein in good order and condition, will suffer no waste or injury to the Demised Premises and Leasehold Improvements, and will, subject to the provisions of Section 6.4(c), at the expiration or other termination of the Lease Term, surrender and deliver up the Demised Premises and Leasehold Improvements in like good order and condition as they shall be at the Commencement Date, ordinary wear and tear and, subject to the provisions of Section 9, damage by casualty excepted.
     6.11 Tenant Property and Leasehold Improvements. Maintenance and repair of Tenant’s Property and any Leasehold Improvements within or related to the Demised Premises shall be the sole responsibility of Tenant, and Landlord shall have no obligation in connection therewith. Notwithstanding anything herein to the contrary, and subject to the provisions of Sections 6.4 and 12.8 pertaining to removal from the Demised Premises, Tenant shall have no right to remove from the Demised Premises any of Tenant’s Property and/or Leasehold Improvements upon and during the continuation of any default by Tenant under this Lease.
     6.12 Landlord’s Right to Perform Tenant’s Duties. In the event that repairs required to be made by Tenant pursuant to this Lease become necessary by reason of Tenant’s failure to maintain the Demised Premises, Tenant’s Property and Leasehold Improvements in good order and condition and in compliance with all applicable laws, orders and regulations, Landlord may, but shall not be obligated to, make repairs at Tenant’s expense. Within ten (10) days after Landlord renders a bill for the cost of said repairs, Tenant shall reimburse Landlord.
     6.13 OFAC Compliance.
          (a) Tenant represents and warrants that: (i) Tenant and each person or entity owning an interest in Tenant is (x) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”) and (y) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States; (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined); (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly); (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law; and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C, App, 1 et esq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.
          (b) Tenant covenants and agrees: (i) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect; (ii) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached; (iii) not to use funds from any “Prohibited Person” (for the purposes of this Section 6.13 (b)(iii) a “Prohibited Person” is a person whose assets are blocked or with whom transactions are otherwise restricted pursuant to the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease; and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

     (c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Demised Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Demised Premises by any such person or entity shall be a material default of the Lease.
7. ACCESS
     7.1 Landlord’s Access. Landlord, Landlord’s Agent, and their agents and employees, shall have the right to enter the Demised Premises at all reasonable times following not less than twenty-four (24) hours notice except in the case of an emergency in which no notice shall be required; (a) to make inspections or to make such repairs and maintenance to the Demised Premises or repairs and maintenance to other premises as Landlord may deem necessary; (b) to exhibit the Demised Premises to prospective tenants during the last six (6) months of the Lease Term; and (c) for any purpose whatsoever relating to the safety, protection or preservation of the persons or property of the other tenants, the public, the Demised Premises, the Building, the Complex or other surrounding properties provided however, that in each instance, Landlord shall endeavor not to disrupt materially Tenant’s normal business operations at the Demised Premises.
     7.2 Restricted Access. No additional locks, other devices or systems which would restrict access to the Demised Premises shall be placed upon any doors without the prior consent of Landlord. Landlord’s consent to installation of anti-crime warning devices or security systems shall not be unreasonably withheld; provided Landlord shall not be required to give such consent unless Tenant provides Landlord with a means of access to the Demised Premises for the purposes outlined in Section 7.1 above. Unless access to the Demised Premises is provided during the hours when cleaning service is normally rendered, Landlord shall not be responsible for providing such service to the Demised Premises or to those portions thereof which are inaccessible during said hours. Such inability by Landlord to provide cleaning services to inaccessible areas shall not entitle Tenant to any adjustment in Base Annual Rent, Additional Rent or other sums due hereunder.
     7.3 Tenant’s Access. Subject to the provisions of Sections 5.2 and 5.5, Tenant, its employees and agents shall have access to the Demised Premises, via at least one (1) operable elevator (except in emergencies), twenty-four (24) hours per day, 365 days per year, and, for the purpose of access to the Demised Premises only, shall have the right in common with all other tenants, Landlord and Landlord’s agents and employees to use public corridors, elevators and lobbies. Landlord may at any time and from time to time during the Lease Term exclude and restrain any person from access, use or occupancy of any or all mechanical and auxiliary spaces, roofs, public corridors, elevators and lobbies, excepting, however, Tenant and other tenants of Landlord and bona fide invitees of either who make use of said public facilities in accordance with the rules and regulations established by Landlord from time to time with respect thereto, Landlord may at any time and from time to time close all or any portion of said public facilities to make repairs or changes, to prevent a dedication to any person or the public, and to do and perform such other acts in and to said public facilities as in the exercise of good business judgment Landlord shall determine to be advisable. It shall be the duty of Tenant to keep all of said public facilities free and clear of any obstructions created or permitted by Tenant or resulting from Tenant’s operation. In order to protect the integrity of telephone service in the Building, Landlord may, at its option, supervise or restrict Tenant’s access to any or all equipment rooms, inside wire space and/or conduits or the demarcation point.
8. LIABILITY
     8.1 Tenant’s Property. All of Tenant’s Property, the Leasehold Improvements and the personal property of Tenant’s employees, agents, contractors, visitors and invitees in the Demised Premises or in the Building shall be at their sole risk. Landlord, Landlord’s Agent, and their respective agents and employees shall not be liable for any damage to Tenant’s Property; provided, however, the foregoing provision shall not apply (a) if the loss was caused by the negligence of Landlord, Landlord’s Agent or their agents or employees, and (b) the Tenant has not otherwise waived and released its claims pursuant to Section 8.5(f).
     8.2 Criminal Acts of Third Parties. Landlord, Landlord’s Agent and their respective agents and employees shall not be liable in any manner to Tenant, its agents, employees, invitees or visitors for any injury or damage to Tenant, Tenant’s agents, employees, invitees or visitors, or their property, caused by the criminal or intentional misconduct of third parties or of Tenant, Tenant’s employees, agents, invitees or visitors on or about the Demised Premises, Building and/or Complex (including any parking garages and parking areas) unless caused by the gross negligence or willful misconduct of Landlord or its agents. Except as set forth above, all claims against Landlord. Landlord’s Agent and their respective agents and employees for any such damage or injury are hereby expressly waived by Tenant, and Tenant hereby agrees to hold harmless, defend and indemnify Landlord, Landlord’s Agent and their respective agents and employees from all such claims and/or damages and the expenses of defending all claims made by Tenant’s employees, agents, invitees, or visitors arising out of such acts.
     8.3 Public Liability. Landlord, Landlord’s Agent and their respective agents and employees assume no liability or responsibility whatsoever with respect to the conduct and operation of the business to be conducted upon the Demised Premises, Landlord, Landlord’s Agent and their respective agents and employees shall not be liable for any accident or injury to any person or persons or property in or about the Demised Premises which are caused by the conduct and operation of said business or by virtue of equipment or property of Tenant in said Demised Premises. Tenant agrees to hold Landlord, Landlord’s Agent and their respective agents and employees harmless against all such claims, and indemnify and defend Landlord, Landlord’s Agent and their respective agents and employees from all injuries and damages and the expenses of defending such claims.
     8.4 Construction on Contiguous Property. Unless caused by the gross negligence or willful misconduct, Landlord, Landlord’s Agent and their respective agents and employees shall not be liable for damages, nor shall this Lease or any Base Annual Rent, Additional Rent or other sums due hereunder be affected, for conditions arising or resulting from construction within or around the Demised Premises or Building or Complex or on contiguous or neighboring properties and which affect the Complex, the Building and/or the Demised Premises.

     8.5 Tenant Insurance.
          (a) Liability Insurance. During the Lease Term, Tenant at its sole cost shall maintain public liability and property damage insurance (“Commercial General Liability”) which includes coverage for bodily injury, personal injury and death, property damage, advertising injury, completed operations and products coverage, if required and appropriate for the business conducted by Tenant in the Demised Premises with at least a single combined liability and property damage limit of $5,000,000.00 insuring against all liability of Tenant and its authorized representatives arising out of or in connection with Tenant’s use or occupancy of the Demised Premises and the business conducted therein. Landlord and Landlord’s Agent shall be named as additional insureds. In addition to the foregoing, Tenant shall maintain, at its expense, during the term of this Lease and any renewal terms the following insurance coverage:
               (i) Architectural & Engineering (“A &E”) professional liability insurance to indemnify Tenant and Landlord from any and all claims for damages due to a breach of professional standards by the Tenant or Tenant subcontractors arising out of their duties. Such insurance shall: a) provide protection in an amount equal to the full limits maintained from time to time by Tenant in the normal course of business, but in no event shall coverage be in an amount of less than $3,000,000.00; b) be written with an insurer having an A.M. Best rating of “A-(VIII)” or better.
               (ii) The aforementioned insurance coverage maintained by Tenant shall be primary insurance with respect to Landlord, its officers and employees. Any insurance or self insurance maintained by Landlord shall be in excess and non-contributing to Tenant’s insurance.
          (b) Fire and Casualty Insurance. During the Lease Term, Tenant at its cost shall maintain fire and extended coverage insurance on all Tenant’s contents of the Demised Premises, including Tenant’s Property, in an amount sufficient so that no coinsurance penalty will be applied in case of loss.
          (c) Increases in Coverage. If required of all similarly situated tenants in the Building, Tenant shall increase its insurance coverage as required if in the reasonable opinion of the mortgagee on the Building, Landlord or Landlord’s insurance agent such insurance coverage at that time is not adequate and such increase shall be in amounts as are customary in other similar buildings in the State or District in which the Building is located.
          (d) Policy Requirements. All insurance required under this Lease shall be issued by insurance companies authorized to do business in the jurisdiction where the Building is located. Such companies shall have a policyholder rating of at least “A” and be assigned a financial size category of at least “Class XII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies. If at any time during the Lease Term the rating of any of Tenant’s insurance carriers is reduced below the rating required pursuant to the terms hereof, Tenant shall promptly replace the insurance coverage(s) maintained with such carrier with coverage(s) from a carrier whose rating complies with the foregoing requirements. If the Best’s Key Rating Guide is discontinued or revised without substitution of a comparable rating system, Landlord shall reasonably determine its satisfaction with the insurance company issuing Tenant’s policies. Each policy shall contain an endorsement requiring thirty (30) days written notice from the insurance company to Landlord before cancellation or any change decreasing coverage, scope or amount of such policy and an endorsement naming Landlord and Landlord’s Agent as additional insureds. Certificates of insurance evidencing all coverages specified in this Lease shall be furnished by Tenant and Tenant’s contractors to Landlord upon return of this Lease, fully executed. Current active certificates of insurance shall be similarly submitted as required to document continuous coverage as specified herein. These certificates shall contain a provision that the insurance coverages afforded under the policies shall not be materially modified or cancelled until at least thirty (30) days prior written notice of intent to so modify or cancel had been delivered to Landlord. Certificates of insurance evidencing Commercial General Liability or Excess and Umbrella Liability, shall name Landlord and Landlord’s Agent as “Additional Insureds”. Certificates of insurance evidencing Property damage shall designate Landlord as “Loss Payee” as Landlord’s interest may appear. Tenants and contractors must each maintain separate liability coverage to the full minimum limits required.
          (e) No Limitation of Liability. Notwithstanding the fact that any liability may be covered by insurance, liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force or required by any provisions of this Lease.
          (f) Waiver of Subrogation. Notwithstanding anything to the contrary contained herein, Landlord and Tenant hereby mutually waive and release their respective rights of recovery against each other for any loss of its property (in excess of a reasonable deductible amount) capable of being insured against by fire and extended coverage insurance or any insurance policy providing property damage coverage, whether carried or not. Each party shall apply to its insurer to obtain said waiver and obtain any special endorsement, if required by its insurer to evidence compliance with the aforementioned waiver, and shall bear the cost therefor.
          (g) Business Interruption. Landlord, Landlord’s Agent and their respective agents and employees shall have no liability or responsibility for any loss, cost, damage or expense arising out of or due to any interruption of business (regardless of the cause therefor), increased or additional cost of operation of business or other costs or expenses, whether similar or dissimilar, which are capable of being insured against under business interruption insurance, whether or not carried by Tenant.
     8.6 Incident Reports. Tenant shall promptly report to Landlord’s Agent all accidents and incidents of which it is has direct knowledge occurring on or about the Demised Premises, the Building and/or the Complex which involve or relate to the security and safety of persons and/or property.
     8.7 Landlord’s Insurance.
          At all times during the term of this Lease and during such other time that Tenant occupies the Demised Premises or any part thereof, Landlord shall at its cost and expense, but nevertheless to be included in Operating Expenses, obtain and maintain (or cause to be obtained and maintained) insurance policies providing at least the following coverages:
          (a) Comprehensive general liability insurance (including automobile liability) on a per occurrence basis with a combined single limit of One Million Dollars ($1,000,000.00) per occurrence and endorsed to insure the contractual liability assumed by Landlord and covering Landlord as insured.
          (b) All risk property damage insurance (including theft) covering Landlord’s real and personal property in the Building in a minimum amount that is commercially reasonable for first-class office buildings in the Washington, D.C. metropolitan area.

9. DAMAGE
     9.1 Damages Caused by Tenant. Subject to the provisions of Sections 8.5(f) and 9.2, in the event of damage to the Demised Premises or other portions of the Building caused by the acts or omissions of Tenant, its agents, employees, invitees or visitors, the Landlord may, but shall not be obligated to, repair such damage at the expense of Tenant, or, at Landlord’s option, such damages shall be repaired by Tenant, at Tenant’s expense, with Landlord’s approval in accordance with Section 6.4. At Landlord’s option and subject in each instance to the provisions of Section 8.5(f), Tenant shall either (a) pay to Landlord the estimated cost of such repairs and/or maintenance within ten (10) days of Tenant’s receipt of Landlord’s estimate, or (b) upon completion of such repairs and/or maintenance by Landlord, pay to Landlord the actual cost of such repairs and/or maintenance (or the difference between the actual cost and the estimated costs previously paid by Tenant) within ten (10) days of receipt of invoice from Landlord. Landlord’s recovery shall not be limited to the diminution in the value of the Demised Premises or leasehold notwithstanding that such repairs and maintenance may occur prior to the expiration of the Lease Term. This provision shall be construed as an additional remedy granted to Landlord and not in limitation of any other rights and remedies which Landlord has or may have in said circumstances.
     9.2 Fire or Casualty Damage. In the event of damage or destruction of the Demised Premises or a portion thereof by fire or any other casualty, then, except as otherwise provided in Section 9.3, this Lease shall not be terminated, but damage to the Demised Premises, including demising partitions and doors, shall be promptly and fully repaired and restored as the case may be by Landlord at its own cost and expense. Due allowance, however, shall be given for reasonable time required for adjustment and settlement of insurance claims, and for such other delays as may result from government restrictions, and controls on construction, if any, and for strikes, national emergencies and other conditions beyond the control of Landlord. Restoration by Landlord shall not include replacement of Tenant’s Property. Tenant shall, at its expense, repair, restore and replace Tenant’s Property. Tenant’s restoration, replacement and repair work shall comply with Section 6 hereof and Tenant shall maintain adequate insurance on all such replacements, restoration and property pursuant to Section 8.5.
      9.3 Untenantability.
          (a) Restoration Requirements.
               (i) If the condition referred to in Section 9.2 is such that the Demised Premises are partially damaged or destroyed to the extent that the Demised Premises are not accessible or it is not commercially reasonable for Tenant to occupy the Demised Premises, and provided that the condition was not due to the acts or omissions of Tenant, its agents, employees, invitees or visitors, then during the period that Tenant is deprived of the use of the damaged portion of the Demised Premises, Tenant shall be required to pay Base Annual Rent and Additional Rent covering only that part of the Demised Premises that Tenant is able to occupy, based on the ratio between the square foot area remaining that can be occupied and the total square foot area of the entire Demised Premises covered by this Lease. Any unpaid or prepaid installment of Base Annual Rent and Additional Rent for the month in which the condition referred to in Section 9.2 occurs shall be prorated.
               (ii) (1) If the condition referred to in Section 9.2 is such so as to make the entire Demised Premises untenantable or inaccessible and provided that the condition was not due to the acts or omissions of Tenant, its agents, employees, invitees or visitors, then, subject to the rights set forth in Section 9.3(a)(ii)(2) below, the installment(s) of Base Annual Rent and Additional Rent which Tenant is obligated to pay hereunder shall abate as of the date of the occurrence until the restoration of the Demised Premises has been substantially completed by Landlord to the extent of Landlord’s obligations as described in Section 9.2. Any unpaid or prepaid installment of Base Annual Rent and Additional Rent for the month in which the condition referred to in Section 9.2 occurs shall be prorated.
               (2) In the event (x) the Demised Premises are substantially or totally destroyed by fire or other casualty so as to be unrepairable within 120 days, (y) a substantial portion of the Building is destroyed or damaged to such an extent that, in the sole judgment of Landlord, the Building cannot be operated as a functional unit or an economically viable unit, or (z) the damage to the Demised Premises and/or the Building is due to an uninsured risk or insurance proceeds are otherwise unavailable to cover the expenses of restoration or repair of the damage (less any applicable deductible), then Landlord shall have the unconditional right to cancel this Lease in its sole discretion, in which case Base Annual Rent and Additional Rent shall be apportioned and paid to the date of said fire or other casualty. If Landlord elects not to cancel this Lease, then Landlord shall determine and notify Tenant in writing, within sixty (60) days following the fire or other casualty, of the date by which the Demised Premises can be restored by Landlord in accordance with the provisions of Section 9.2. If the date determined by Landlord as aforesaid for completion of restoration of the Demised Premises is more than one hundred twenty (120) days after such fire or other casualty, then Tenant shall have the right, to be exercised by giving written notice to Landlord within ten (10) business days following receipt of such notice from Landlord, to cancel and terminate this Lease. In the event the date by which Landlord determines it can complete restoration of the Demised Premises as herein provided is less than 120 days following such fire or other casualty, or Tenant fails to terminate this Lease as herein provided following notification from Landlord that completion of restoration will require more than 120 days, then this Lease shall remain in full force and effect and Landlord shall commence restoration of the Demised Premises to the extent of Landlord’s obligations as described in Section 9.2. Due allowance, however, shall be given for reasonable time required for adjustment and settlement of insurance claims, for Landlord to reasonably be able to determine the time necessary for completion of the restoration and for other such delays as may result from government restrictions, and controls on construction, if any, and for strikes, national emergencies and other conditions beyond the control of Landlord. Any delays as a result of the foregoing shall operate to postpone Landlord’s obligation to complete restoration of the Demised Premises by one day for each day of any such delay. Tenant shall commence any restoration to be performed by Tenant as required in Section 9.2 and Tenant shall reoccupy the Demised Premises when restored.
               (iii) Except as expressly provided in this Section 9.3, no compensation, or claim, or diminution of Base Annual Rent or Additional Rent will be allowed or paid by Landlord, by reason of inconvenience, annoyance, or injury to business, arising from any fire or other casualty suffered by Tenant or the necessity of repairing or restoring the Demised Premises or any portion of the Building.
          (b) Casualty Near Expiration of Lease Term. In addition to any other right of Landlord or Tenant to terminate this Lease pursuant to the provisions of this Section 9, in the event the Demised Premises are damaged in whole or in part by fire or other casualty during the last twelve (12) months of the Lease Term, then Landlord or Tenant, upon ten (10) days prior written notice to the other given within sixty (60) days of the date of the fire or casualty, may terminate this Lease, in which case the Base Annual Rent and Additional Rent shall be apportioned and paid to the date of said fire or other casualty; provided, however, Tenant shall have no right to terminate this Lease hereunder if prior to receipt of Tenant’s notice Landlord has commenced to repair or restore the Demised Premises.

10. CONDEMNATION
     10.1 Landlord’s Right to Award. Tenant agrees that if any of the Demised Premises or the Building shall be taken or condemned for public or quasi-public use or purpose by any competent authority. Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation. All rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord. If (a) the whole or a substantial part of the Demised Premises or the Building is taken or condemned or if (b) less than a substantial portion of the Building or the Demised Premises is taken or condemned and the remainder of either in Landlord’s opinion can not be operated as a functional unit or as an economically viable unit, the Lease Term shall cease and terminate from the date of such governmental taking or condemnation and Landlord shall notify Tenant of the termination of this Lease effective as of the date of such governmental taking or condemnation. In the event of any termination of this Lease by reason of any taking or condemnation. Tenant shall have no claim against Landlord or Landlord’s Agent for the value of any unexpired portion of the Lease Term. If less than a substantial part of the Demised Premises or of the Building is taken or condemned by any governmental authority for public or quasi-public use or purpose and the remainder of both in Landlord’s opinion can be operated as a functional unit or as an economically viable unit, the rent shall be equitably adjusted on the date when title vests in such governmental authority and the Lease shall otherwise continue in full force and effect. For the purposes of this Section 10, a substantial part of the Demised Premises shall be considered to have been taken if more than fifty percent (50%) of the Demised Premises are unusable by Tenant.
     10.2 Tenant’s Right to File Claim. Nothing in Section 10.1 shall preclude Tenant from filing a separate claim against the condemning authority for the value of its Leasehold Improvements not then depreciated (excluding those Leasehold Improvements paid for by Landlord) and relocation expenses, provided that any award to Tenant will not result in a diminution of any award to Landlord.
11. BANKRUPTCY
     11.1 Events of Bankruptcy. The following shall be Events of Bankruptcy under this Lease:
          (a) Tenant’s becoming insolvent, as that term is defined in Title 11 of the United States Code, entitled Bankruptcy, 11 U.S.C. Sec. 101 et seq. (the “Bankruptcy Code”), or under the insolvency laws of any State, District, Commonwealth or Territory of the United States (“Insolvency Laws”);
          (b) The appointment of a receiver or custodian for any or all of Tenant’s Property or assets, or the institution of a foreclosure action upon any of Tenant’s real or personal property;
          (c) The filing of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws;
          (d) The filing of an involuntary petition against Tenant as the subject debtor under the Bankruptcy Code or Insolvency Laws, which is either not dismissed within sixty (60) days of filing, or results in the issuance of an order for relief against the debtor, whichever is earlier; or
          (e) Tenant’s making or consenting to an assignment for the benefit of creditors or a common law composition of creditors.
     11.2 Landlord’s Remedies.
          (a) Termination of Lease. Upon occurrence of an Event of Bankruptcy, Landlord shall have the right to terminate this Lease by giving written notice to Tenant; provided, however, that this right to terminate shall have no effect while a case in which Tenant is the subject debtor under the Bankruptcy Code is pending, unless Tenant or its Trustee is unable to comply with the provisions of Sections 11.2(d) and (c) below. At all other times this Lease shall automatically cease and terminate, and Tenant shall be immediately obligated to quit the Demised Premises upon the giving of notice pursuant to this Section 11.2(a). Any other notice to quit, or notice of Landlord’s intention to re-enter is hereby expressly waived. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the rights of Landlord to recover from Tenant all Bass Annual Rent and Additional Rent and any other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and any other monetary damages sustained by Landlord.
          (b) Suit for Possession. Upon termination of this Lease pursuant to Section 11.2(a), Landlord may proceed to recover possession of the Demised Premises under and by virtue of the provisions of the laws of any applicable jurisdiction, or by such other proceedings, including reentry and possession, as may be applicable, or by direct order from any Court having jurisdiction over Tenant/Debtor, including any Bankruptcy Court.
          (c) Non-Exclusive Remedies. Without regard to any action by Landlord as authorized by Sections 11.2(a) and (b) above. Landlord may at its discretion exercise all the additional provisions set forth below in Section 12.
          (d) Assumption or Assignment by Trustee. In the event Tenant becomes the subject debtor in a case pending under the Bankruptcy Code, Landlord’s right to terminate this Lease pursuant to Section 11.2(a) shall be subject to the rights of the Trustee in Bankruptcy to assume or assign this Lease. In addition to all other objections Landlord may raise to assumption and/or assignment, and in addition to all other requirements of any Bankruptcy Court and the Bankruptcy Code, the Trustee shall not have the right to assume or assign this Lease unless the Trustee (i) has timely performed all Lease obligations of the Tenant/Debtor arising from and after the filing of any voluntary bankruptcy petition by Tenant or, in the case of an involuntary petition, the date of entry of the Order for Relief, (ii) promptly cures all defaults under this Lease, (iii) promptly compensates Landlord for monetary damages incurred as a result of such default, and (iv) provides adequate assurance of future performance on the part of Tenant or on the part of the assignee of Tenant or the Trustee.
          (e) Adequate Assurance of Future Performance. Landlord and Tenant hereby agree in advance that adequate assurance of future performance, as that term is used in Section 11.2(d) above, shall mean that all of the following minimum criteria must be met; (i) Tenant’s gross revenues in the ordinary course of business during the thirty (30) day period immediately preceding the initiation of the case under the Bankruptcy Code must be at least two (2) times greater than the next installment of Base Annual Rent and Additional Rant due under this Lease; (ii) both the average and median of Tenant’s gross revenues in the ordinary course of business during the six (6) month period immediately preceding the initiation of the case under the Bankruptcy Code must be at least two (2) times greater than the next six (6) installments of Base Annual Rent and Additional Rent due under this Lease; (iii) Tenant must pay (and continue to pay on a timely basis throughout the Lease Term) Base Annual Rent, Additional Rent and all other sums payable by Tenant hereunder in advance and as a condition precedent to the performance of Landlord’s obligations hereunder; (iv) the Trustee must agree that Tenant’s business shall be conducted in a first class manner, and that no liquidating sales, auctions, or other non-first class business operations shall be conducted on or about the Demised Premises, Building and/or Complex; (v) the Trustee must agree that the use of the Demised Premises as stated in this Lease will remain unchanged and that no prohibited use shall be permitted; and (vi) the Trustee must agree that the assumption or assignment of this Lease will not violate or affect the rights of other tenants in the Building and/or Complex.

          (f) Failure to Provide Adequate Assurance. In the event the Trustee or Tenant is unable to (i) comply with the requirements of Section 11.2(d) above, or (ii) meet the criteria and obligations imposed by Section 11.2(e) above, Tenant agrees in advance that ii has not met its burden to provide adequate assurance of future performance, and this Lease may be terminated by Landlord in accordance with Section 11.2(a) above.
     11.3 Guarantors. For purposes of this Section 11, any action or adjudication by or on behalf of, or against, or with respect to the property or affairs of, any guarantor or guarantors (if any) of this Lease, or any of them, which, if taken by, against or with respect to Tenant, Tenant’s Property or affairs, would entitle Landlord to exercise any remedy specified herein, may be treated, at Landlord’s sole option and discretion, as though it were taken by, against or with respect to the Tenant.
     11.4 Damages. In the event of cancellation and termination of this Lease pursuant to Section 11.2 above, Landlord shall, notwithstanding any other provisions of this Lease to the contrary, be entitled to promptly recover damages from Tenant determined in accordance with the provisions set forth in Section 12.2 of this Lease as provided for in the case of default by Tenant.
12. DEFAULTS AND REMEDIES
     12.1 Default. If any one or more of the following events occur, said event shall he deemed a default of this Lease:
          (a) Intentionally deleted;
          (b) Tenant’s failure to accept possession of the Demised Premises when tendered by Landlord.
          (c) Tenant’s failure to pay any installment of Base Annual Rent, Additional Rent or other sum required to be paid by Tenant when the same shall be due and payable, all without demand unless demand is necessary under the express terms of this Lease (in which case a default shall be deemed to occur if such payment is not made strictly within the time period provided for such payment following the demand);
          (d) Tenant’s failure to perform or observe any other term, covenant or condition of this Lease;
          (e) Any event expressly designated or deemed a default elsewhere in this Lease;
          (f) Any execution, levy, attachment or other legal process of law shall occur upon Tenant’s Property, Tenant’s interest in this Lease or the Demised Premises;
          (g) Tenant’s abandonment or surrender of the Demised Premises prior to the expiration of the Lease Term and the suspension of rent payments as the same may become due and payable; and/or
          (h) Tenant’s committing or permitting waste to occur to the Demised Premises.
          In the event that Tenant defaults in the payment of Base Annual Rent, Additional Rent or any other sum required to be paid by Tenant, or if Tenant defaults in the performance of or compliance with any other covenant, condition, agreement, rule or regulation herein contained, Landlord shall give Tenant written notice of such default. If Tenant fails to cure any default in the payment of Base Annual Rent, Additional Rent or any other sum required to be paid by Tenant with in ten (10) days after the effective date of such notice, or fails to cure any other default within twenty (20) days after the effective date of such notice (or if such other default is of such nature that it cannot be completely cured within said twenty (20) days, if Tenant fails to commence to cure within said twenty (20) days and thereafter proceed with reasonable diligence and in good faith to complete the cure), then Landlord shall be entitled to all rights and remedies available to Landlord pursuant to Section 12 in the event of Tenant’s default. Nevertheless, in the event Tenant defaults in the payment of Base Annual Rent Additional Rent or any other sum required to be paid by Tenant or if Tenant otherwise defaults In the performance of or compliance with any other covenant, condition, agreement, rule or regulation herein contained, two (2) times in any twelve (12) month period, Landlord shall not be required during the remainder of the Lease Term to send notice of any default hereunder before proceeding with its remedies under Section 12. Tenant acknowledges that the purpose of the preceding sentence is to prevent repetitive defaults by Tenant under this Lease, which work a hardship upon Landlord and deprive Landlord of the timely performance by Tenant of its obligations hereunder this Lease.
     12.2 Remedies. In each and every such event set forth in Section 12.1 above, from the date of such default or, if applicable, the expiration of Tenant’s cure period, if any pursuant to Section 12.1 above, and at all times thereafter, at the option of Landlord, Tenant’s right of possession shall thereupon cease and terminate. Landlord shall be entitled to all rights and remedies now or later allowed at law or in equity, all of which shall be cumulative to the extent that the exercise of any one or more rights or remedies shall not be deemed to constitute a waiver of the Landlord’s right to exercise any one or more other rights and remedies herein provided or provided at law or in equity. Landlord shall be entitled to obtain possession of the Demised Premises whether or not Landlord elects to terminate this Lease, and to re-enter the same without demand of rent or demand of possession of the Demised Premises and may forthwith proceed to recover possession of the Demised Premises by any lawful means or process of law whether or not Landlord elects to terminate this Lease, any farther notice to quit being hereby expressly waived by Tenant. In the event of such re-entry by process of law or otherwise, Tenant nevertheless agrees to remain liable for all Base Annual Rent, Additional Rent and other sums due under this Lease, and shall pay the same as and when it accrues and is payable hereunder. Landlord may (but shall not be obligated to) declare the entire balance (or any portion thereof) of Base Annual Rent, Additional Rent and all other sums payable by Tenant hereunder for the remainder of the Lease Term to be immediately due and payable in full, which shall be recoverable pursuant to Section 1 2.4 below. Tenant further agrees to remain liable for any and all damage, deficiency, and loss of Base Annual Rent, Additional Rent and other sums herein specified, and all other damages which Landlord may sustain by such re-entry, including reasonable attorneys’ fees and costs. If wider the provisions hereof, a seven (7) days summons or other applicable summary process shall be served, and a compromise or settlement thereof shall be made, such action shall not constitute a waiver of any breach of any covenant, term, condition or agreement herein contained.

     12.3 Landlord’s Right to Relet. Should this Lease be terminated before the expiration of the Lease Term, by reason of Tenant’s default as provided in Sections 11 or 12, or if Tenant shall abandon the Demised Premises before the expiration or termination of the Lease Term and without paying the rent due as the same may become due and payable (whether or not Landlord elects to terminate this Lease), the Demised Premises may be relet by Landlord, on Tenant’s behalf or for the account of Landlord, as Landlord so chooses, for such rent and upon such terms as are reasonable under the circumstances. If the full rent reserved under this Lease (and any of the costs, expenses or damages indicated below) shall not be realized by Landlord, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, deficiency in Base Annual Rent, Additional Rent, unamortized Landlord Concessions (hereinafter defined), reasonable attorneys’ fees, other collection costs, brokerage fees, expenses incurred by Landlord to remove Tenant’s Property and (at Landlord’s option) Leasehold Improvements, and expenses of placing the Demised Premises in first-class rentable condition. Landlord, in putting the Demised Premises in good order or preparing the same for reletting may, at Landlord’s option, make such alterations, repairs or replacements in or relating to the Demised Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of reletting the Demised Premises, and the making of such alterations, repairs or replacements shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be charged with any obligation to mitigate its damages nor shall Landlord be liable in any way whatsoever for failure to relet the Demised Premises, or in the event that the Demised Premises are relet, for failure to collect the rent thereof under such reletting. For the purpose of calculating Landlord’s damages as set forth in Section 12.4 below, if the Building has other available space at the time of such Lease termination or Tenant’s abandonment or vacating of the Demised Premises, or anytime thereafter, the Demised Premises shall be deemed the last space rented in the Building even though the Demised Premises may be re-rented by Landlord prior to such other vacant space. In no event shall Tenant be entitled to receive any excess, if any, of rent (if any) collected over the sums payable by Tenant to Landlord hereunder. Notwithstanding the foregoing, upon termination of this Lease pursuant to Sections 12.2 or 12.3, Landlord shall make an effort to re-let the Demised Premises at prevailing market rates, provided, however, that it shall not be obligated: (i) to do so in preference to other vacant space within the Building; (ii) to re-let the Demised Premises for any use other than as office use or to any person or entity which does not have net worth reasonably acceptable to Landlord or which would (in Landlord’s judgment) adversely affect the tenant mix in the Building; or (iii) to market the Demised Premises in a manner different than it markets other available space in the Building.
12.4 Recovery of Damages.
          (a) Quantification of Damages. Any damage, deficiency, loss of Base Annual Rent, Additional Rent or other sums payable by Tenant hereunder, unamortized Landlord Concessions as described hereinafter, and all other damages may be recovered by Landlord, at Landlord’s option, upon default by Tenant, in separate actions, from time to time, as said damage shall have periodically accrued, or, at Landlord’s option, may be deferred until the expiration of the Lease Term (in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of said Lease Term), or, at Landlord’s option, in a single action in the event Landlord shall have declared the entire balance of Base Annual Rent, Additional Rent and other sums due under this Lease immediately due and payable pursuant to Section  12.2. In the event Landlord shall have declared the entire balance of Base Annual Rent, Additional Rent and other sums due under this Lease immediately due and payable, then in lieu of the Base Annual Rent and Additional Rent which would have been payable for the period after the date of any judgment obtained in any action by Landlord against Tenant to recover damages, Tenant shall pay a sum representing liquidated damages, and not penalty, in an amount equal to the excess of (i) the sum of the Base Annual Rent and Additional Rent provided for in this Lease for the unexpired portion of the Lease Term after the date of judgment discounted at a rate of three percent (3%) per annum to present value, over (ii) the rental value of the Demised Premises, at the time of termination of this Lease, for the unexpired portion of the Lease Term, discounted at a rate of three percent (3%) per annum to present value. In determining the rental value of the Demised Premises, the rent realized by any reletting accomplished or accepted by Landlord within a reasonable time after termination of this Lease, shall be deemed, prima facie, to be the rental value. In addition to all of the rights of the Landlord to recover damages herein provided, Tenant shall immediately reimburse Landlord for, and Landlord may recover, the unamortized portion of all contributions and other concessions (hereinafter “Landlord Concessions”), if any, provided by Landlord to Tenant as an inducement to enter into this Lease and any amendment, modification or extension hereof and/or pursuant to the terms of this Lease or any amendment, modification or extension hereof, including, but not limited to, (i) any abatements or waivers of Base Annual Rent, Additional Rent or other sums due under this Lease, (ii) costs incurred by Landlord in making the Demised Premises ready for Tenant’s occupancy, including the cost of the Construction Improvements, any monetary contribution by Landlord for any Leasehold Improvements and any other contributions by Landlord with respect to any construction within or relating to the Demised Premises, (iii) moving expenses, (iv) brokerage fees, (v) allowances for telephone and computer systems and other office equipment and supplies, (vi) design, architectural and engineering fees and expenses, and (vii) any other direct or indirect expenses incurred by Landlord in conjunction with obtaining and/or entering into this Lease and any amendment, modification and extension hereof, and placing and/or retaining Tenant in possession of the Demised Premises. For purposes hereof, the amount of any Landlord Concessions provided in connection with the initial Lease Term shall be deemed to be amortized (using a straight-line method) on a monthly basis over the initial Lease Term (excluding any extension or renewal terms) in which Tenant is required to pay all or any portion of any installment of Base Annual Rent under the terms of this Lease. The amount of any Landlord Concessions provided in connection with any amendment or modification of this Lease during the initial Lease Term shall be deemed to be amortized (using a straight-line method) on a monthly basis over the remaining months in the initial Lease Term (excluding any extension or renewal terms) in which Tenant is required to pay all or any portion of any installment of Base Annual Rent under the terms of this Lease. The amount of any Landlord Concessions provided in connection with any renewal or extension of the Lease Term shall be deemed to be amortized (using a straight-line method) on a monthly basis over the months in the extension period (excluding any subsequent extension or renewal terms) in which Tenant is required to pay all or any portion of any installment of Base Annual Rent under the terms of said extension or renewal of the Lease Term.
          (b) Non-Exclusive Rights. The provisions contained in this Section 12.4 shall be in addition to and shall not prevent the enforcement of any claim Landlord may have against Tenant for anticipatory breach of the unexpired Lease Term. All rights and remedies of Landlord under this Lease shall be cumulative and shall not be exclusive of any other rights and remedies provided to Landlord under applicable law. In the event Tenant becomes the subject debtor in a case under the Bankruptcy Code, the provisions of this Section 12.4 may be limited by the limitations of damage provisions of the Bankruptcy Code.
     12.5 Waiver. If under the provisions hereof Landlord shall institute proceedings and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any agreement, covenant, condition, rule or regulation herein contained nor of any of Landlord’s rights hereunder. No waiver by Landlord of any breach of any agreement, covenant, condition, rule or regulation herein contained, on one or more occasions, shall operate as a waiver of such agreement, covenant, condition, rule or regulation itself, or of any subsequent breach thereof. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver shall be in writing signed by Landlord. Receipt and acceptance by Landlord of any Base Annual Rent, Additional Rent or other charges, or the performance of any obligation by Tenant hereunder, with knowledge of the breach of any agreement, covenant, condition, rule or regulation of this Lease by Tenant shall not be deemed a waiver of such breach. Failure of Landlord to enforce any of the rules and regulations against Tenant or any other tenant in the Building or Complex shall not be deemed a waiver of any such rule or regulation. No payment by Tenant or receipt by Landlord of a lesser amount than the Base Annual Rent and Additional Rent herein stipulated shall be binding upon Landlord, nor shall the same be deemed to be other than on account of the stipulated Base Annual Rent and Additional Rent. No endorsement or statement on any check, letter or other transmittal accompanying any check or payment of Base Annual Rent, Additional Rent or other sum due from Tenant shall be deemed a settlement of a legal dispute or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Annual Rent, Additional Rent and other sums or to pursue any other remedy provided in this Lease. Landlord’s consent to, or approval of, any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent act by Tenant.

     12.6 Anticipatory Repudiation. If, prior to the Commencement Date or the first day of any extension or renewal period set forth in an extension or renewal option validly exercised by Tenant hereunder, Tenant notifies Landlord of or otherwise unequivocally demonstrates an intention to repudiate this Lease or breach any obligation of Tenant hereunder, Landlord may, at its option, consider such anticipatory repudiation a breach and material default of this Lease. In addition to any other remedies available to it hereunder or at law or in equity, Landlord may retain all Base Annual Rent, Additional Rent and other sums paid by Tenant hereunder, including any security deposit, if any, to be applied to damages of Landlord incurred as a result of such repudiation, including, without limitation, all damages and remedies reserved to Landlord in this Section 12 or elsewhere in this Lease, as applicable. It is agreed between the parties that for the purpose of calculating Landlord’s damages, if the Building has other available space at the time of or subsequent to Tenant’s breach, the Demised Premises covered by this Lease shall be deemed the last space rented in the Building even though the Demised Premises may be re-rented prior to such other vacant space.
          (b) Intentionally Deleted.
     12.7 Tenant Abandonment of Demised Premises.
          (a) Abandonment. If the Demised Premises or a substantial portion thereof shall be deserted or vacated by Tenant for thirty (30) consecutive days or more and Tenant shall be delinquent in the payment of any Base Annual Rent, Additional Rent or other sums due under this Lease, Landlord may deem the Tenant to have abandoned the Demised Premises, notwithstanding the fact that Tenant may have left all or some part of Tenant’s Property thereon. Landlord may consider Tenant in default under this Lease and may pursue all remedies available to it under this Lease or otherwise as may be available in equity or at law.
          (b) Landlord Right to Enter and to Relet. If Tenant abandons the Demised Premises as set forth in subsection (a) above, Landlord may, at its option, enter into the Demised Premises without being liable for any prosecution therefor or for damages by reason thereof. In addition to any other remedy elsewhere provided in this Section 12 or at law or in equity, Landlord, as agent of Tenant, may relet the whole or any part of the Demised Premises for the whole or any part of the then unexpired Lease Term. For the purposes of such reletting, Landlord may make any alterations or modifications of the Demised Premises considered desirable in its sole judgment.
     12.8 Tenant’s Property. Tenant shall not remove any of Tenant’s Property from the Demised Premises without the prior written consent of Landlord, other than in the ordinary course of Tenant’s business. In the event of a default under this Lease, Tenant shall not, under any circumstances, remove Tenant’s Property from the Demised Premises and Landlord may (but shall not be obligated to) keep Tenant’ s Property in place (and require Tenant to return or replace Tenant’s Property to the extent Tenant removes same in violation of the terms of this Lease) and use, or permit another occupant of the Demised Premises, Building and/or Complex to use, Tenant’s Property during the remainder of the Lease Term (whether or not Landlord elects to terminate this Lease for such default) at no cost, expense or liability to Landlord or such occupant. If Tenant abandons the Demised Premises as defined in Section 12.7(a) above or otherwise vacates the Demised Premises or otherwise defaults under this Lease, any property that Tenant leaves within or related to the Demised Premises shall be deemed to have been abandoned and, without liability to Tenant, may be disposed of in the trash or retained by Landlord as the property of Landlord or disposed of at public or private sale, or placed at the use of another occupant in the Building or the Complex or any subsequent occupant in the Demised Premises, as Landlord sees fit in its sole discretion, all at no cost or expense to Landlord or such other person permitted to use all or a portion of Tenant’s Property hereunder, or Landlord may store Tenant’s Property at a location selected by Landlord in its sole discretion at Tenant’s sole cost and expense. The proceeds of any public or private sale of Tenant’s Property shall be applied by Landlord against (i) the expenses of Landlord for removal, storage or sale of the property; (ii) the arrears of Base Annual Rent, Additional Rent or other sums then or thereafter payable under this Lease; and (iii) any other damages to which Landlord may be entitled hereunder. At Landlord’s option, at any time during the Lease Term after default by Tenant, Landlord may require Tenant to forthwith remove Tenant’s Property from the Demised Premises. If Tenant abandons the Demised Premises, as defined above, Landlord may transfer any of Tenant’s Property to creditors of Tenant, on presentation of evidence of a claim valid on its face of ownership or of a security interest in any of Tenant’s Property abandoned in the Demised Premises or the Building, and Landlord may recover any costs incurred by Landlord in doing so, all without incurring any liability to Tenant.
     12.9 Intentionally Deleted.
     12.10 Injunctive Relief. In the event of a breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided; and in such event Landlord shall be entitled to recover from Tenant any and all reasonable expenses as Landlord may incur in connection with its efforts to secure such injunctive relief or other remedy at law or in equity, including all costs and reasonable attorneys’ fees.
     12.11 Independent Covenants. If Landlord shall commence any proceeding based upon non-payment of Base Annual Rent, Additional Rent or any other sums of any kind to which Landlord may be entitled or which it may claim hereunder, Tenant will not interpose any counterclaim, set-off, recoupment or other defense of any nature or description in any such proceeding. The parties hereto specifically agree that Tenant’s covenants to pay Base Annual Rent, Additional Rent and any other sums required hereunder are independent of all other covenants and agreements of Landlord herein contained; provided, however, that this shall not be construed as a waiver of Tenant’s right to assert such a claim in any separate action brought by Tenant. Tenant further waives any right or defense which it may have to claim a merger.
     12.12 Waiver of Redemption. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession or a judgment for or other right to possession of the Demised Premises and/or Tenant’s Property by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

13. SUBORDINATION
      13.1 Subordination. This Lease is subject and subordinate to all ground or underlying leases and to all mortgages and/or deeds of trust and/or other security interests (individually and collectively “mortgage”) which may now or hereafter affect the real property of which the Demised Premises form a part, including all renewals, modifications, consolidations, replacements and extensions thereof. This clause shall be self-operative and no further instrument of subordination shall be required to effect this subordination. Notwithstanding the foregoing, in confirmation of such subordination, Tenant shall at Landlord’s request execute and deliver to Landlord within ten (10) business days after Landlord’s request, any requisite or appropriate certificate, subordination agreement or other document that may be reasonably requested by Landlord or any other party requiring such certificate, subordination agreement or document. If Tenant fails to execute such certificate, subordination agreement or other document requested by Landlord or other party within said ten (10) day period, the same shall be deemed a default under the Lease and Landlord may avail itself of its remedies hereunder. Tenant by such failure irrevocably constitutes and appoints Landlord as its special attorney-in-fact to execute such certificate, subordination agreement or other document on Tenant’s behalf, the foregoing power-of-attorney being deemed to be coupled with an interest. Notwithstanding the foregoing, any lessor under any ground or underlying lease and the party secured by any mortgage affecting the real property of which the Demised Premises are a part, or any renewal, modification, consolidation, replacement or extension thereof, shall have the right to recognize this Lease and, in the event of any cancellation or termination of such ground or underlying lease, or any foreclosure under any mortgage, or any sale of the real property at foreclosure sale, or any transfer of the real property by a deed in lieu of foreclosure this Lease shall continue in full force and effect at the option of the lessor under such ground or underlying lease or, as applicable, the party secured by such mortgage, or the purchaser at any foreclosure sale, or the party taking the real property under a deed in lieu of foreclosure, such party being hereby authorized by Tenant to exercise such option to cancel or continue this Lease in such party’s reasonable or unreasonable discretion. Tenant hereby consents to the right of such party to effect the survival of this Lease. Tenant agrees that neither the cancellation nor termination of any ground or underlying lease, nor the foreclosure under any mortgage, nor the sale at foreclosure, nor the transfer by a deed in lieu of foreclosure, shall, by operation of law or otherwise, result in cancellation or termination of this Lease or the obligations of Tenant hereunder, except in the sole option of the party herein granted such option, which option may be exercised in said party’s reasonable or unreasonable discretion.
     13.2 Estoppel Certificates. Tenant shall execute and return within ten (10) business days any certificate that Landlord may request from time to time, stating that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modification. The certificate also shall state (a) the amount of the monthly installment of Base Annual Rent and Additional Rent and the dates to which such rent has been paid in advance: (b) the amount of any security deposit or prepaid rent; (c) that to the best of Tenant’s knowledge, there is no present default on the part of Landlord nor is there in existence any condition, event, act or omission which with the giving of notice and/or the passage of time will constitute a default on the part of Landlord, or attach a memorandum stating in detail the factual circumstances of such default and/or the basis under the Lease for such default; (d) that to the best of Tenant’s knowledge, Tenant has no right to set-off or recoupment and no defense or counterclaim against enforcement of its obligations under this Lease; (e) that Tenant has no other written notice of any sale, transfer or assignment of this Lease or of the rentals; (f) that all Construction Improvements (if any) and other work and improvements required of Landlord has been completed and that the Construction Improvements and other work and improvements are complete and satisfactory or otherwise describing the state thereof, to the best of Tenant’s knowledge; (g) that Tenant is in full and complete possession of the Demised Premises or describing any subleases or assignments, as applicable; (h) the date on which Tenant’s rental obligations commenced (excluding any periods of abatement) and the date to which such rent has been paid; (i) that Tenant has not advanced any amounts to or on behalf of Landlord which have not been reimbursed, or the amounts so advanced and outstanding; (j) that Tenant understands that this Lease has been collaterally assigned to Landlord’s mortgagee as security for a loan to Landlord; (k) that Base Annual Rent and Additional Rent may not be prepaid more than one (1) month in advance without the prior written approval of Landlord’s mortgagee; and (1) such other items as Landlord may reasonably request and which do not have an adverse impact upon Tenant’s rights under this Lease. Failure to deliver the certificate within the aforesaid ten (10) business day period shall be conclusive upon Tenant for the benefit of Landlord and any successor to or mortgagee or assignee of Landlord that this Lease is in full force and effect and has not been modified except as may be represented by the party requesting the certificate. If Tenant fails to deliver the certificate within the aforesaid ten (10) business day period, the same shall be deemed to be a default under the Lease and Landlord may avail itself of its remedies hereunder.
      13.3 Attornment. Tenant covenants and agrees that, in the event any ground lessor, lessor of any underlying lease or subsequent purchasor of the Building so requests or in the event of any foreclosure under any mortgage, or any renewal, modification, consolidation, replacement or extension thereof, or in the event of a sale at foreclosure, or in the event of any acceptance of any deed in lieu of foreclosure, which may now or hereafter affect the real property of which the Demised Premises are a part. Tenant shall attorn to any ground lessor, lessor of any underlying lease or subsequent purchaser of the Building or to the party secured by such mortgage, or any renewal, modification, consolidation, replacement or extension thereof, and to any purchaser at any foreclosure sale or party taking a deed in lieu of foreclosure, and at the sole option of such party, which option may be exercised in said party’s reasonable or unreasonable discretion, this Lease shall continue as a direct lease between Tenant herein and such landlord or its successor. In any case, such landlord or successor under such ground or underlying lease or such secured party or purchaser at foreclosure sale or party taking a deed in lieu of foreclosure shall not be bound by any prepayment on the part of Tenant of the Base Annual Rent or Additional Rent for more than one month in advance, so that Base Annual Rent and Additional Rent shall be payable under this Lease in accordance with its terms, from the date of the termination or transfer of the ground or underlying lease or the foreclosure under such mortgage, or the data of foreclosure sale or transfer by deed in lieu of foreclosure, as if such prepayment had not been made. Further, such landlord or successor in interest shall not be liable for damages for any act or omission of Landlord or any prior landlord or be subject to any recoupments, offsets, counterclaims or defenses which Tenant may have against Landlord or any prior landlord. Tenant shall, upon request of such landlord or successor landlord, execute and deliver an instrument or instruments confirming Tenant’s attornment.
13.4 Mortgage Rights.
           (a) Mortgagee Requirements. Tenant shall, at its own expense, comply with all reasonable notices of Landlord’s mortgagee or other financial institution providing funds which are secured by a mortgage placed on the whole or any part of the real property of which the Demised Premises are a part, respecting all matters of occupancy, use, condition or maintenance of the Demised Premises, provided the same shall not unreasonably interfere with the conduct of Tenant’s business nor materially limit or affect the rights of the parties under this Lease, Tenant shall, if so directed by Landlord’s mortgagee or such other financial institution in writing, pay all Base Annual Rent, Additional Rent and other sums owed to Landlord directly to such mortgagee or other financial institution. Notwithstanding acceptance and execution of this Lease by the parties hereto, the terms hereof shall be automatically deemed modified, if so required, for the purpose of complying with or fulfilling the reasonable requirements of any mortgagee or trustee named or secured by a mortgage that may now or hereafter be placed upon or secured by the real property of which the Demised Premises are a part or any part thereof, or any other financial institution providing funds to finance or refinance the real property of which the Demised Premises are a part; provided, however, that such modification(s) shall not be in material derogation or diminution of any of the rights of the parties hereunder, nor materially increase any of the obligations or liabilities of the parties hereunder.

           (b) Notices to Mortgagee. Tenant agrees to give Landlord’s mortgagee and any trustee named or secured by a mortgage a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice Tenant has been notified in writing (by way of Notice of Assignment of Rents and Leases, or otherwise) of the names and addresses of such mortgagees and trustees. Notice shall be provided to the mortgagees and trustees in the manner prescribed in Section 24. Tenant further agrees that if Landlord shall have failed to cure such default within the cure period provided in this Lease, if any, then the mortgagees and trustees shall have an additional thirty (30) days within which to cure such default, or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days such mortgagee or trustee has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings if necessary to effect such cure), in which event Tenant shall not pursue its remedies while such cure is being diligently pursued.
14. TENANT’S HOLDOVER
     14.1 With Landlord Consent. If Tenant continues, with the knowledge and written consent of Landlord obtained at least thirty (30) days prior to the expiration of the Lease Term, to remain in the Demised Premises after the expiration of the Lease Term, then Tenant shall, by virtue of said holdover agreement, become a tenant from month-to-month at the rent stipulated by Landlord in said consent, or if none is stipulated, at the monthly rate of Base Annual Rent and Additional Rent last payable under this Lease (adjusted in accordance with the provisions of this Lease as if the holdover period were originally included herein), commencing said monthly tenancy with the first day next following the end of the Lease Term. All other terms and conditions of this Lease shall apply to any holdover period(s). Tenant shall give to Landlord at least thirty (30) days written notice of any intention to quit the Demised Premises. Tenant shall be entitled to thirty (30) days written notice from Landlord to quit the Demised Premises, except in the event of nonpayment of the monthly installment of Base Annual Rent and/or Additional Rent in advance or of the breach of any other covenant, term or condition of this Lease by Tenant, in which event Tenant shall not be entitled to any notice to quit, the usual thirty (30) days notice to quit being hereby expressly waived by Tenant.
     14.2 Without Landlord Consent. In the event that Tenant, without the written consent of Landlord, shall hold over beyond the expiration of the Lease Term, then Tenant hereby waives all notice to quit and agrees to pay to Landlord for the period that Tenant is in possession after the expiration of this Lease, a monthly charge which is One Hundred Fifty Percent (150%) of the total monthly installment of Base Annual Rent and Additional Rent in effect during the last month of the Lease Term. Tenant expressly agrees to reimburse, defend, indemnify and hold Landlord and Landlord’s Agent harmless from all loss and damages, direct and consequential, which Landlord or Landlord’s Agent may incur in connection with or in defense of claims by other persons or entities against Landlord. Landlord’s Agent or otherwise arising out of the holding over by Tenant, including without limitation reasonable attorneys’ fees which may be incurred by Landlord or Landlord’s Agent in defense of such claims. Acceptance of Base Annual Rent, Additional Rent or any other sums due from Tenant hereunder or the performance by Tenant of its obligations hereunder subsequent to the expiration of the Lease Term, shall not constitute consent to any holding over. Landlord shall have the right to apply all payments received after the expiration date of the Lease Term toward payment for use and occupancy of the Demised Premises subsequent to the expiration of the Lease Term and toward any other sums owed by Tenant to Landlord, regardless of how such payment(s) may be designated by Tenant. Landlord, at its option, may forthwith re-enter and take possession of the Demised Premises without process, or by any legal process in force. Notwithstanding the foregoing, if Tenant holds over, without Landlord’s written consent, due to acts of God, riot, or war, then such holdover shall be at the total monthly installment of Base Annual Rent and Additional Rent applicable to the last month of the Lease Term (adjusted in accordance with the provisions of this Lease as if the holdover period were originally included herein), for the duration of the condition (but not to exceed ten (10) days), but such continued occupancy shall not create any renewal of the term of this Lease nor shall it create a tenancy from year-to-year, month-to-month, or otherwise, and Tenant shall be liable for and shall indemnify, defend and hold harmless Landlord and Landlord’s Agent against any loss and damages suffered by Landlord or Landlord’s Agent as described above. Any holdover period during which the Landlord and Tenant are negotiating the terms and conditions of any holdover tenancy, new lease or other matter, and/or for which Landlord and Tenant have failed to reach an agreement as to the rent to be paid during such holdover period, shall conclusively be deemed to be a holdover without the consent of Landlord for the purpose of determining the rental to be paid and the obligations to be performed by Tenant during such period.
15. SECURITY DEPOSIT
          Tenant shall deposit with Landlord or Landlord’s Agent simultaneously with the execution of this Lease, the amount stipulated in Section 1.6 in the form of a letter of credit as a security deposit. Provided Tenant is not in default in the payment of Base Annual Rent. Additional Rent or any other charges due Landlord, and further provided the Demised Premises are left in good condition, reasonable wear and tear excepted, as described in Section 6.10, said deposit (which shall not bear interest to Tenant) shall be returned to Tenant within sixty (60) days after the termination of this Lease. Notwithstanding the foregoing, the full or partial return by Landlord to Tenant of the security deposit shall at no time be deemed to constitute a waiver by Landlord of any of Tenant’s obligations under this Lease, nor an acknowledgment by Landlord that any such obligations are limited to the amount, if any, of the security deposit retained by Landlord. If Tenant is in default or is otherwise indebted to Landlord hereunder or if the Demised Premises are not left in good condition, or if Tenant has Failed or refused to remove Tenant’s Property after Landlord’s request to do so, then the security deposit shall be applied to the extent available on account of sums due Landlord or the cost of repairing damages to the Demised Premises or to remove Tenant’s Property. In the event the funds deposited with Landlord as security are applied during the Lease Term on account of sums due Landlord or to the cost of repairing damages or removing Tenant’s Property, then Tenant shall, within fifteen (15) days after demand by Landlord, deposit with the Landlord additional funds to restore the security deposit to its original amount. In the event of the sale or transfer of Landlord’s interest in the Building, Landlord shall have the right to transfer the security deposit to such purchaser or transferee and Landlord shall provide Tenant written notice thereof, in which event Tenant shall look only to the new landlord for the return of the security deposit and Landlord shall thereupon be released from all liability to Tenant for the return of such security deposit.
16. QUIET ENJOYMENT
          So long as Tenant shall observe and perform the covenants and agreements binding on Tenant hereunder, Tenant shall at all times during the term herein granted, peacefully and quietly have and enjoy possession of the Demised Premises without any encumbrance or hindrance by, from or through Landlord, except as provided for elsewhere under this Lease. Nothing in this Section shall prevent Landlord from performing alterations, improvements or repairs on other portions of the Building not leased to Tenant or from performing alterations, improvements or repairs within the Demised Premises in accordance with the provisions of this Lease, nor shall performance of alterations, improvements or repairs by Landlord, Landlord’s Agent or any other tenant of the Building be construed as a breach of this covenant by Landlord provided however, that in each instance Landlord shall endeavor not to materially disrupt Tenant’s normal business operations at the Demised Premises.

17. SUCCESSORS
          All rights, remedies and liabilities herein given to or imposed upon either of the parties hereto, shall extend to their respective heirs, executors, administrators, personal representatives, successors and assigns. This provision shall not be deemed to grant Tenant any right to assign this Lease or to sublet the Demised Premises.
18. WAIVER OF JURY TRIAL
          Landlord and Tenant (and any guarantors and other parties with liability for the performance of any or all of Tenants obligations hereunder, as well as any subtenants, assignees and licensees of Tenant) hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other or in respect of any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage. Tenant (and any guarantors and other parties with liability for the performance of any or all of Tenant’s obligations hereunder, as well as any subtenants, assignees and licensees of Tenant) hereby agrees to submit to the personal jurisdiction of any court of competent jurisdiction within the state in which the Demised Premises is located.
19. LIMITATION OF LANDLORD’S LIABILITY; NOTICE
     19.1 Landlord’s Consent. Notwithstanding anything to the contrary contained in this Lease, if any provision of this Lease expressly or impliedly obligates Landlord not to unreasonably withhold its consent or approval, an action for declaratory judgment or specific performance will be Tenant’s sole right and remedy in any dispute as to whether Landlord has breached such obligation or is required to give consent or approval. In no event shall Landlord be liable for damages for any withholding of, any delay in providing, or the conditioning of, any consent or approval.
     19.2 Individual Liability. Tenant acknowledges and agrees that the liability of Landlord with respect to any claim arising out of, related to, or under this Lease shall be limited solely to its interest in the Building which shall be deemed to include proceeds actually received by Landlord for any sale of the Building (net all expenses of sale), insurance or condemnation proceeds (subject to the rights of any mortgagees or other parties in interest), and rental income from the Building (net of all expenses). No personal judgment shall lie against the Landlord nor any partner of a partnership constituting Landlord (if Landlord is a partnership) nor any shareholder of Landlord (if Landlord is a corporation), and none of the same will be personally liable with respect to any claim arising out of or related to this Lease. If the Landlord is a partnership, any deficit capital account of any partner and any partner’s obligation to Contribute capital shall not be deemed an asset of the partnership. In the event of sale or other transfer of the Landlord’s interest in the Demised Premises and/or Building, Landlord shall thereupon and without further act by either party be deemed released from all liability and obligations hereunder arising out of any act or omission relating to the Demised Premises, the Building or this Lease, occurring subsequent to the sale or Other transfer. The provisions hereof shall inure to the benefit of Landlord’s successors and assigns, including any mortgagee or trustee under a deed of trust. The foregoing provisions are not intended to relieve Landlord from the performance of any of Landlord’s obligations under this Lease, but only to limit the personal liability of Landlord, and its partners or shareholders, as the case may be; nor shall the foregoing be deemed to limit Tenant’s rights pursuant to this Lease to obtain injunctive relief or specific performance with respect to any obligations of Landlord hereunder.
     19.3 Notice In Event of Landlord’s Default. Notwithstanding anything to the contrary in this Lease, in no event shall Landlord be deemed to be in default in the performance of any covenant, condition or agreement herein contained unless Tenant shall have given Landlord written notice of such default, and Landlord shall have failed to cure such default within thirty (30).days after such notice (or if such default is of such nature that it cannot be completely cured within said thirty (30) days, if Landlord fails to commence to cure within said thirty (30) days and thereafter proceed with reasonable diligence and in good faith to effect such cure),
20. AUTHORITY
          Landlord and Tenant hereby covenant each for itself, that each has the full right, power and authority to enter into this Lease upon the terms and conditions herein set forth. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is and shall be throughout the Lease Term, a duly authorized and existing corporation, qualified to do business in the jurisdiction in which the Demised Premises are located and is in good standing, that the corporation has full right and authority to enter into this Lease, and that each of the persons signing on behalf of the corporation were authorized to do so. If Tenant signs as a partnership, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly formed and validity existing partnership, qualified to do business in the jurisdiction in which the Demised Premises are located, and is in good standing, that the partnership has full right and authority to enter into this Lease, and that each of the persons signing on behalf of the partnership were authorized to do so.
21. TENANT’S RESPONSIBILITY REGARDING HAZARDOUS SUBSTANCES
     21.1 Hazardous Substances. The term “Hazardous Substances”, as used in this Lease, shall include, without limitation, (a) “hazardous wastes”, as defined by the Resource Conservation and Recovery Act of 1976 as amended from time to time, (b) “hazardous substances”, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended from time to time, (c) “toxic substances”, as defined by the Toxic Substances Control Act, as amended from time to time, (d) “hazardous materials”, as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) oil or other petroleum products, (f) any substance whose presence could be detrimental to the Building, its occupants or visitors, or the environment, (g) substances requiring special handling, (h) flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chlorofluorocarbons, chemicals known to cause cancer or reproductive toxicity, pollutants and contaminants, (i) any infectious and/or hazardous medical waste as the same may be determined from time to time, and (j) any other substances declared to be hazardous or toxic under Laws (hereinafter defined) now or hereafter enacted or promulgated by any Authorities (hereinafter defined).
          21.2 Tenant’s Restrictions. Tenant shall not cause or permit to occur (it being understood that the phrase “permit to occur” as used in this Section shall not impose upon Tenant any obligation to remove Hazardous Substances existing on, under or about the Demised Promises, the Building or the Complex as of the Commencement Date which were introduced by anyone other than Tenant, its agents, employees, contractors or invitees):

          (a) Violations. Any violation of any federal, state and local laws, ordinances, regulations, directives, orders, notices and requirements now or hereafter enacted or promulgated regulating the use, generation, storage, handling, transportation, or disposal of Hazardous Substances (“Laws”), now or hereafter enacted, related to environmental conditions on, under, or about the Demised Premises, the Building and/or the Complex, or arising from Tenant’s use or occupancy of the Demised Premises, Tenant’s Property, or Leasehold Improvements, including, but not limited to, soil and ground water conditions; and/or
          (b) Use. The use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substances in violation of any Laws on, under, or about the Demised Premises, the Building and/or the Complex, or the transportation to or from the Demised Premises of any Hazardous Substances, without the prior written consent of Landlord, such consent to be granted or withheld in Landlord’s sole and absolute discretion, and, if granted, Tenant’s activities shall be in strict compliance with all Laws.
     21.3 Affirmative Obligations.
          (a) Compliance with Laws. Tenant shall, at Tenant’s own expense, comply with all Laws affecting its use and occupancy of the Demised Premises. Tenant shall, at Tenant’s own expense, make all submissions to, provide all information required by, and comply with all requirements of all federal, state and local governmental and regulatory authorities (the “Authorities”) under the Laws. Tenant shall promptly provide Landlord with a copy of all such submissions and information requests.
          (b) Clean-Up Plans. Should any Authority or any third party demand that a removal or clean-up plan be prepared and that a removal or clean-up be undertaken because of any deposit, spill, discharge, release, misuse, prohibition on continued use, act or failure to act with respect to any Hazardous Substances relating to, occurring on or arising out of Tenant’s use or occupancy of the Demised Premises, Tenant’s Property or Leasehold Improvements, then Tenant shall, at Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances, and Tenant shall carry out all such removal and clean-up plans within the time limits set by any Authority or other party. Tenant and Landlord shall promptly provide the other with copies of notices received from any Authority or third party, and of all removal and clean-up plans, bonds, and related matters.
          (c) Information Requests. Tenant shall promptly provide all Information regarding the use, generation, storage, transportation or disposal of Hazardous Substances that is required hereunder or is requested by Landlord. If Tenant fails to fulfill any duty imposed under this Section 21 within a reasonable time (or any shorter period of time if so required by any Authority), Landlord may (but shall not be obligated to) do so and all costs associated therewith shall be immediately due and payable to Landlord, together with interest thereon calculated at the rate of eighteen percent (18%) per annum. In such case, Tenant shall cooperate with Landlord in order to prepare all documents Landlord deems necessary or appropriate to determine the applicability of the Laws to the Demised Premises, Tenant’s use thereof and Tenant’s Property and Leasehold Improvements, and for compliance therewith, and Tenant shall execute all documents promptly upon Landlord’s request. No such action by Landlord and no attempt made by Landlord to mitigate damages under any Laws shall constitute a waiver of any of Tenant’s obligations under this Section 21.
     21.4 Tenant’s Indemnity. Tenant shall indemnify, defend, and hold harmless Landlord, Landlord’s Agent, and their respective officers, directors, beneficiaries, shareholders, partners, agents and employees from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge, release, misuse, prohibition or continued use, act or failure to act, with respect to any Hazardous Substances or other failure to comply with the Laws which arise at any time from Tenant’s use or occupancy of the Demised Premises or Tenant’s Property or the Leasehold Improvements, or from Tenant’s failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other related laws.
     21.5 Survival of Obligations. Tenant’s obligations and liabilities under this Section 21, and the obligations of all guarantors and other parties with liability for the performance of any or all of Tenant’s obligations hereunder, shall survive the expiration or earlier termination of this Lease.
     21.6 Landlord’s Representation. Landlord represents that, to its actual knowledge based on the knowledge of Nicole Luhn, Property Manager, as of February 12, 2007, Landlord is not in receipt of any notice of violation notice regarding Hazardous Substances that affects the Demised Premises or the Building.
22. JOINT AND SEVERAL LIABILITY
          In the event that two or more individuals, corporations, partnerships or other business associations (or any combination of two or more thereof) shall sign this Lease as Tenant or guarantee this Lease as guarantors or are otherwise liable for the performance of any or all of Tenant’s or any guarantor’s obligations, the liability of each such individual, corporation, partnership or other business association to pay Base Annual Rent, Additional Rent and any other sums due hereunder and to perform all or any other obligations hereunder shall be deemed to be joint and several. In like manner, in the event that the Tenant named in this Lease shall be a partnership or other business association, the members of which are by virtue of statute or general law subject to personal liability, then, and in that event, the liability of each such member shall be deemed to be joint and several. Notwithstanding any other provisions hereof, or of any rule or provisions of law, the failure or refusal by Landlord to proceed, in the event of a breach or default by Tenant, against all the individuals, corporations, partnerships or other business associations comprising the Tenant (or any combination of two or more thereof) or against Tenant or against one or more of the guarantors or other parties with liability for the performance of any or all of Tenant’s or any guarantor’s obligations, shall not be deemed to be a release or waiver of any rights which Landlord may possess against such other individuals, corporations, partnerships or other business associations not so proceeded against, nor shall the granting by Landlord of a release of, or execution of a covenant not to sue, any one or more of the individuals, corporations, partnerships, or other business associations comprising the Tenant (or any combination of two or more thereof) or the guarantors or other parties with liability for the performance of any or all of Tenant’s or any guarantor’s obligations, constitute a release or waiver, in whole or in part, of any rights which Landlord may possess against such other individuals, corporations, partnerships, or associations not so released or granted a covenant not to sue.
23. DEFINITIONS
     23.1 Pronouns. Feminine or neuter pronouns shall be substituted for those of the masculine form, and the plural shall be substituted for the singular number, in any place or places herein in which the context may require such substitution or substitutions. Landlord and Tenant herein for convenience have been referred to in the neuter form.

     23.2 Demised Premises. Wherever the word “premises” or the phrase “demised premises” is used in this Lease, it shall refer to the Demised Premises described in Section 1.1, unless the context clearly requires otherwise.
     23.3 Lease Term. Wherever the phrase “Lease Term” or the phrase “term of this Lease” is used in this Lease, it shall refer to the Lease Term described in Section 1.2(a) and any extensions and renewals thereof validly and timely exercised by Tenant, unless the context clearly requires otherwise.
     23.4 Tenant’s Property. “Tenant’s Property” shall be defined to mean all of Tenant’s personal property, including, but not limited to, all goods, wares, merchandise, inventory, furniture, machinery, equipment, telecommunications and data transmission systems (and all their components exclusive of wiring), business records, accounts receivables and other personal property of Tenant in or about the Demised Premises or that may be placed or kept therein during the Lease Term but specifically excluding Tenant’s trade fixtures and intellectual property.
     23.5 Leasehold Improvements. “Leasehold Improvements” shall be defined to mean all improvements installed or constructed within the Demised Premises whether by or on behalf of either Landlord or Tenant (exclusive of Tenant’s trade fixtures), and as repaired, replaced, altered or improved from time to time during the Lease Term, including without limitation, any partitions, wall coverings, floors, floor coverings, ceilings, lighting fixtures, and telephone, computer and/or data system wiring or other improvements.
     23.6 Calendar Year. Calendar Year (sometimes appearing as ‘calendar year’) shall be defined as each annual period from January 1 through the immediately following December 31.
     23.7 Construction Improvements. The improvements to be constructed by Landlord in the Demised Premises are hereinafter referred to as the “Construction Improvements”.
24. NOTICE TO PARTIES
     24.1 Addresses for Notices. All notices required or desired to be given hereunder by either party to the other shall be in writing and personally delivered or given by overnight express delivery service or by certified or registered mail (delivery and/or postage charges prepaid) and addressed as specified in Section 1.9. Either party may, by like written notice, designate a new address to which such notices shall be directed.
     24.2 Effective Date of Notice. Notices personally delivered shall be deemed effective upon delivery; notices sent by certified or registered mail shall be deemed effective upon the earlier of (i) the date of receipt or rejection by the addressee, or (ii) three (3) days following the date of mailing (excluding Sundays and holidays on which mail is not delivered by the United States Postal Service). Notwithstanding the foregoing, any notice pertaining to a change of address of a party shall be deemed effective only upon receipt or rejection by the party to whom such notice is sent.
25. NOTICE TO MORTGAGEES
          In addition to any notices required by Section 13.4, if any mortgagee shall notify Tenant that it is the holder of a mortgage affecting the Demised Premises and that it is requesting Tenant to provide the mortgagee with copies of notices sent by Tenant to Landlord, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective unless and until a copy of the same shall also be sent to such mortgagee in the manner prescribed in Section 24 and to such address as such mortgagee or trustee shall designate.
26. SPECIAL PROVISIONS AND CONFLICTS; EXHIBITS
     26.1 Incorporation in Lease. It is agreed and understood that any Exhibits and Special Provisions referred to in Sections 1.10 and 1.11, respectively, and attached hereto, form an integral part of this Lease and are hereby incorporated by reference.
     26.2 Conflicts. If there is a conflict between a Special Provision hereto and the Exhibits, Specific Provisions or General Provisions of this Lease, the Special Provision shall govern. If there is a conflict between a Specific Provision and the Exhibits or General Provisions of this Lease, the Specific Provision shall govern. If there is a conflict between the Exhibits and the General Provisions, the Exhibits shall govern.
27. CAPTIONS
          All section and paragraph captions herein are for the convenience of the parties only, and neither limit nor amplify the provisions of this Lease.
28. ENTIRE AGREEMENT; MODIFICATION
          This Lease, all Exhibits, and the Specific and Special Provisions incorporated herein by reference are intended by the parties as a final expression of their agreement and a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No course of prior dealings between the parties or their officers, partners, employees, agents or affiliates shall be relevant admissible to supplement, explain or vary any of the terms of this Lease, the Exhibits and the Specific and Special Provisions. Acceptance of, or acquiescence in, a course of performance rendered under this or any prior agreement between the parties, their agents or their affiliates shall not be relevant or admissible to determine the meaning of any of the terms of this Lease, the Exhibits and the Specific and Special Provisions. Tenant hereby acknowledges that Landlord, Landlord’s Agent and their respective agents and employees made no representations, warranties, understandings or agreements pertaining to the condition of the Building or the Demised Premises, or otherwise, which have induced Tenant to execute, or have been relied upon by Tenant in the execution of this Lease, other than those specifically set forth herein. This Lease can be modified only by a writing signed by both parties hereto. The language of this Lease shall in all cases be construed as a whole and according to its fair meaning, and not strictly for or against either Landlord or Tenant. The interpretation or construction of this Lease shall be unaffected by any argument or claim, whether or not justified, that this Lease has been prepared, wholly or in substantial part, by or on behalf of Landlord or Tenant. Tenant acknowledges that it has had, or has had the opportunity to have, legal counsel of Tenant’s choice to negotiate on behalf of (and/or explain to) Tenant the provisions of this Lease. Any consent or approval required or desired of Landlord, or any decision under this Lease committed to the discretion of Landlord hereunder, may be withheld, delayed, conditioned or exercised by Landlord in its sole, absolute and arbitrary discretion unless the provision of this Lease requiring such consent or approval, or decision under this Lease committed to the discretion of

Landlord, expressly states that Landlord shall not withhold, delay, condition or exercise such consent, approval or discretion unreasonably or words to similar effect.
29. GOVERNING LAW; SEVERABILITY
          This Lease shall be governed by and construed in accordance with the laws of the jurisdiction within which the Building is located. The unenforceability, invalidity, or illegality of any provision herein shall not render any other provision herein unenforceable, invalid, or illegal.
30. BINDING EFFECT OF LEASE
          The submission of an unsigned copy of this document to Tenant for examination or signature shall not constitute an option, reservation or offer to lease space in the Building. This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant, and shall be enforceable in accordance with its terms from and after the date this Lease is fully executed and delivered by Landlord and Tenant.
31. FORCE MAJEURE
          If Landlord is in any way delayed or prevented from performing any obligation due to fire, act of God, governmental act or failure to act, labor dispute, inability to procure materials or any cause beyond Landlord’s reasonable control (whether similar or dissimilar to the foregoing named events), then the time for performance of such obligation shall be excused for the period of such delay or prevention and extended for a period equal to the period of such delay or prevention.
32. RECORDATION
          Neither this Lease nor a memorandum hereof shall be recorded by Tenant. Any violation of this Section shall be a default hereunder and Tenant agrees to pay all costs and expenses, including attorneys’ fees, necessary to remove this Lease or any memorandum hereof from record. Tenant irrevocably constitutes and appoints Landlord as its special attorney-in-fact to prepare, execute and record such instrument(s), the foregoing power of attorney being deemed to be coupled with an interest.
33. TIME OF ESSENCE
          Tenant acknowledges that time is of the essence in its performance of any and all obligations, terms and provisions of this Lease.
34. BROKERS AND COMMISSIONS
          Landlord and Tenant each hereby represent and warrant that, in connection with this Lease, each did not retain, consult or deal with any broker or real estate agent, salesperson or finder (other than Cushman and Wakefield and Charles E. Smith Real Estate Services L.P.), and there is no commission, charge, or other compensation due on account thereof in regard thereto, excepting only Cushman and Wakefield, and Charles E. Smith Real Estate Services L.P., both of whose commissions are the responsibility of Landlord. Each party hereto shall indemnify and hold harmless the other (and Tenant shall also indemnify and hold harmless Charles E. Smith Real Estate Services, L.P.) against and from any claims for brokerage or other commissions by reason of a breach of the indemnifying party’s foregoing representation and warranty. Tenant shall pay, or upon demand reimburse Landlord and Charles E. Smith Real Estate Services L.P. for all costs and expenses, including reasonable attorneys’ fees, necessary to remove from record any lien filed against the rents payable pursuant to this Lease and/or against the Demised Premises and/or the Building, by reason of a breach by Tenant of the foregoing representation and warranty. The rights, obligations, warranties and representations in this Section shall survive the expiration or sooner termination of the Lease Term.
35. RELATIONSHIP OF LANDLORD AND TENANT
          Nothing in this Lease shall be interpreted or construed as creating any partnership, joint venture, agency or any other relationship between the parties, other than that of landlord and tenant.
SPECIAL PROVISIONS
36. ACCEPTANCE OF SPACE
          Tenant accepts the Demised Premises in its “as is” condition and, except as otherwise provided herein and provided Landlord has theretofore delivered the Demised Premises to Tenant, shall be obligated for the payment of Base Annual Rent and Additional Rent pursuant to Sections 1.3 and 1.5 on the Rent Start Date, regardless of any time required to construct, alter or redecorate the Demised Premises to Tenant’s requirements.
37. PARKING
          Landlord agrees to arrange for twelve (12) permits for unreserved garage parking adjacent to, the Building for Tenant or Tenant’s employees. The cost of such parking permits shall be billed to Tenant or its employees and the payment of the then prevailing monthly rate for such service shall be due each month, subject to the forfeiture of such parking privilege for non-payment.
38. EXECUTION OF DOCUMENT
          In the event that Tenant does not execute and return this document by the close of business on March 16, 2007, then Landlord may market the subject space to others without further notice to Tenant.

EXHIBIT A
DEMISED PREMISES FLOOR PLAN

EXHIBIT A

II DEMOCRACY PLAZA

PANTRY
STORAGE
WORK COUNTER
COATS
RECEPTION
ELECTRICAL CLOSET
LAV
6X8
COPY
8X10
8X10
WORK STATIONS
CONFERENCE
OFFICE
1
14.5X22.5
OFFICE
2
10X14
OFFICE
3
10X14
OFFICE
10.5X14.5
OFFICE
5
OFFICE
6
14X15

SPEC SUITE

SUITE 505 - APPROX. 4,045 SQ FT

EXHIBIT B
BUILDING WORK RULES & REGULATIONS
Vornado/Charles E. Smith
Construction Work Rules and Requirements
For
TWO DEMOCRACY PLAZA
6707 Democracy Boulevard
Bethesda, Maryland 20817
POLICY
The Construction Work Rules and Requirements establish a specific standard of performance to which all contractors, consultants and vendors working in the Building must comply, whether contracted with the Landlord or by the Tenant. No additional enforcement notifications will be given. Any party deviating from the Construction Work Rules and Requirements shall be subject to removal from the Building and/or subject to monetary damages. This document shall by attachment or reference, become a part of the project construction documents.
PROJECT AUTHORITY
These Construction Work Rules & Regulations are access and construction rules to be followed by contractors, designers and vendors who require access to the Building or who will design.
Any references to Charles E. Smith Commercial Realty (“CESCR”) or Building Management refer to CESCR’s Tenant Construction Manager, to CESCR’s Property Manager or a designated CESCR’s building engineering staff member.
Contractor means general contractor, construction manager and/or its subcontractors and/or suppliers performing construction or related work in the Building either directly for the Building Owner, CESCR or Tenant.
CESCR will inspect the construction on a periodic basis. The Contractor shall not perform work that conflicts with the Construction Rules and Requirements, Contract Documents without approval by CESCR.
Information concerning the Building’s Operation (i.e. Building Manager, normal business hours, etc.) is listed on the attached Building Information Sheet.
ADDITIONAL EXHIBITS
•	Building Information Sheet

•	Lien Waiver and Release for Progress Payments

•	Lien Waiver and Release for Final Payment

•	FM Global Red Tag Permit

Building Information Sheet
A. GENERAL BUILDING INFORMATION/WORK PRACTICES
1.	ACCESS — The Contractor must provide CESCR with notification two (2) business days prior to needing access to an occupied area, CESCR will notify the Tenant and then provide direction to the Contractor. The Contractor will only be allowed access to the floors and/or suites on and in which they are working. Access to adjacent suites and to other floors in the Building is prohibited without CESCR’s prior approval. Hauling, delivering or working in the main building lobby is prohibited at any time. Working in these areas will not be allowed during normal business hours without prior approval form CESCR.

2.	HOURS OF OPERATIONS — See attached BUILDING INFORMATION SHEET

3.	AFTER HOUR AUTHORIZATION — All requests for authorization to perform after hours work that affect the building systems and equipment will be sent in writing to CESCR at least one (1) business day in advance. No-call in requests for authorization will be accepted. Use the attached form for all requests. If after-hours work require that CESCR provide supervision or personnel to monitor building systems, at CESCR’s sole discretion, then all cost associated with said personnel shall be borne by the Contractor

4.	DELIVERIES — The Contractor shall coordinate and schedule all deliveries through the CESCR representative with a minimum of 48 hours notice. Contractor shall be responsible for scheduling both loading dock and freight elevators. Only rubber-wheeled dollies and cars may be used for the deliveries to prevent surface damage. No wooden or metal pallet or skids arc permitted within the building, except in designated loading docks.

5.	LOADING DOCK — Use of the loading dock must be coordinated with CESCR.

6.	ELEVATORS — The designated freight elevator is the only elevator to be used for moving materials and construction personnel and shall be properly protected with temporary plywood protection and elevator pads. Use of freight elevator must be coordinated with CESCR. Contractors shall not use passenger elevators, without prior approval of CESCR.

7.	RESTROOMS — Restroom use by Contractor personnel is restricted to the floor on which work less being performed or as designated by CESCR. The Contractor must clean existing restrooms as part of the final clean up and make repairs if damaged by Contractor. Restrooms on multi-tenant floors shall be cleaned daily by the Contractor during construction.

8.	UTILITIES — CESCR will generally supply limited utility services/usage for the project, including basic electricity and plumbing. Specific concerns regarding utilities must be submitted to CESCR prior to contract execution.

9.	STORAGE/VACANT SPACE — When available CESCR will generally provide storage space for the Contractor to stage equipment, materials and a field office. However, the Contractor may need to provide off-site storage when Project requirements dictate. The use of vacant space storage is prohibited.

10.	SIGNAGE — The Contractor shall provide and install at its cost any and all temporary construction, directional and informational signage as may be required by the CESCR representative. All signage shall be approved by the CESCR representative prior to posting.

11.	PARKING — General parking is not provided for contractors, vendors and their respective employees.

12.	NO SMOKING — No Smoking is allowed within the building and parking garages and is expressly prohibited in Tenant’s Demised Premises.

13.	FOOD — Food and related such debris shall not be left in the suite under construction or anywhere else in the Building at any time and shall be disposed of by contractor on a daily basis in appropriate trash receptacles. No eating or coffee breaks are allowed in public areas or occupied tenant space. The only approved area for eating or coffee breaks is within the contracted work area (if not occupied) or space designated by CESCR.

14.	OSHA SIGNAGE & BARRICADES — The Contractor is responsible for ensuring job site safety. This includes safety for the work force as well as anyone entering the construction area. The Contractor shall provide protection, barricades and signage as required to ensure the safety of their personnel, CESCR employees, building tenants, visitors, etc. and shall strictly comply with OSHA minimum standards.

15.	24 HOUR EMERGENCY CONTACT — Vornado, Charles E. Smith Tenant Service Center, (703) 769-1250.

16.	HAZARDOUS MATERIAL DELIVERIES — Before any hazardous materials are utilized or delivered into the Building, Contractor shall notify and seek the approval in writing from CESCR. All required paperwork must be submitted, in advance, to CESCR, Storage locations and the method of storage will be approved in writing by CESCR. in advance of delivery. Contractor is responsible for providing information (Material Safety Data Sheets) to workers regarding all hazardous or suspected hazardous materials and substances used or introduced by the Contractors, including their potential hazards. At the conclusion of the work requiring hazardous materials, the hazard materials shall be removed from the property.

17.	HAZARDOUS MATERIALS — The building may or may not contain hazardous materials. Contractor shall contact the Property Manager to obtain a copy of the Hazardous Materials O&M plan and shall follow the procedures outlined in the plan.

18.	ODOR & NOISE — No activities causing odor, excessive noise, vibrations etc. (i.e., core drilling, drilling, shooting track, spray painting, any paint using an oil base or lacquer, etc.) will be performed during the hours of operation of the building when tenants are occupying the building without the prior approval of the Landlord. After-hours work will be allowed with CESCR’s consent and prior notification, which shall not be unreasonably withheld, conditioned or delayed. The Contractor shall verify in advance that after-hours work can be done. The Contractor shall notify CESCR two (2) business days prior to commencing any work which may cause objectionable noise or odors so that management can notify surrounding tenants in an appropriate amount of time, even if work is performed after regular business hours. The Contractor is responsible for controlling and for keeping noise levels to a minimum. Voices, machinery, tools and radios heard in the common areas or in adjacent occupied spaces will not be allowed, and all such activities will be suspended at the direction of CESCR at its sole reasonable discretion. When contractors are working above an occupied suite, ladders must be picked up to be moved or proper noise dampening padding should be attached to the feet of the ladder.

19.	DAMAGES — The Contractor will be financially responsible for damages arising out of loss of Building services, including loss of utility services, elevator services, etc., due to its actions and the actions of its subcontractors. Any damage caused to the property or building by the Contractor, including but not limited to the doors and freight elevators will be repaired by the Contractor as directed by CESCR. CESCR reserves the right to remedy the defects at the Contractor’s expense if the work is not acceptably corrected within one week of written notification.

20.	PROTECTION OF COMMON AREA FINISHES — Contractor shall protect all finishes including but not limited to elevator doors, frames and cabs, flooring, wall surfaces, doors, door fames, hardware with durable materials during demolition and during the movement of materials to the space under construction. Carpeted areas shall be protected until such time as the construction and movement of materials has been fully completed. Method of protection to be approved by CESCR. Walk off mats are to be provided at public corridor side of entrance doors. During Construction, Contractor shall raise any venetian blinds or mini blinds and protect existing draperies or other window treatments, including solar film, so as not to soil or damage them. Glass suite entry doors and windows will be covered with paper to prevent tenants from seeing construction work.

21.	INSTALLATION OF COMMON AREA FINISHES — The Contractor shall coordinate the timing and installation of common area finishes with CESCR and due respect shall be given to the convenience of tenants on the floor for multi tenanted floors.

22.	KEYS & LOCKS — Whenever it is deemed necessary by Tenant or CESCR to temporarily issue any key to the contractor, the contractor will be responsible for controlling possession and use of same until returned daily to the issuing party. All suite entry doors and doors leading to the common areas of the building must comply with established building standard specifications. Lockset specification to be verified by CESCR. Contractor must lock all doors to the suite at the end of the workday including suite entry and balcony doors.

23.	TRASH & DEBRIS — The Contractor must provide for the daily removal of all trash and debris created during the Course of construction. All contractors must schedule the delivery of trash containers with CESCR and obtain all required local government permits. Containers set on asphalt should first be placed on plywood to protect the Surface from damage. At no time are the Building trash compactors and/or dumpsters to be used by the Contractor; CESCR assumes no responsibility for the Contractor’s trash containers. Trash shall be contained within the Contractor’s trash containers and emptied on a regular basis and never allowed to overflow or otherwise remain outside of the required container. All areas the contractor or its subcontractors work in must be kept clean on a daily basis. The cleaning of construction tools and equipment will be confined only to the janitor closet. All janitorial, electrical and telephone closets utilized by construction should be kept clean throughout the work period and clean and free from construction debris after the construction is complete. No paints, thinners, or hazardous material will be poured down the drain. The Contractor must leave the constructed space completely clean, including but not limited to the cleaning of the inside of all exterior windows and sills, all interior windows and sill, window blinds or drapes, all light fixture lenses, all HVAC grills, cabinets and sinks. The Contractor must also vacuum the floor, including edge vacuuming, as a part of its work. Contractor must keep trash and debris out of window ledges that are visible to passing motorists. The Contractor shall maintain cleanliness throughout the Building, Tenant’s demised premises and any areas accessed by Contactor. Construction materials and debris is not permitted in the common areas or access corridors. CESCR reserves the right to remove any such items and dispose at its discretion. Blocking of hallways, exits, elevator lobbies, electrical closets or loading docks is not permitted. All carpets are to be protected and kept clean at all times, ESPECIALLY CARPET IN COMMON LOBBIES AND CORRIDORS, Contractor will be required to reimburse CESCR for a thorough carpet cleaning and or replacement at the completion of the construction job, if such cleaning or replacement is deemed necessary in the sole judgment of CESCR.

24.	SLAB PENETRATIONS — For all Slab penetrations required for new work, the slab shall be either x-rayed or ground penetrating radar shall be used to locate reinforcing bars, post-tensioning cables, piping, conduits, etc. prior to any penetration of the slab. All components shall be clearly marked on the slab surface prior to drilling, coring, etc. Contractor shall not cut reinforcing bars, cables, etc., without prior authorization from the CESCR and shall immediately repair any damage caused by slab penetrations in violation of this paragraph. All slab penetrations shall be fire Stopped. Contractor to verify approval with CESCR’s structural engineer prior to proceeding.
B. BUILDING SYSTEMS
GENERAL
1.	EXISTING BUILDING EQUIPMENT AND FIXTURES — Contactor shall be responsible for document the condition of any existing building equipment or fixture prior to the start of any work and shall be responsible for repairing any existing building equipment and fixtures damaged by the Contractor or its subcontractors. Contractor must notify CESCR immediately of damage or discovery of existing damage. All missing and/or damaged thermostats must be brought to the building owner’s attention prior the start of all work in the space. Protection of all drains is required to prevent clogging and Contractor is responsible for the cleaning of all drains which have become clogged during construction.

2.	NEW EQUIPMENT — All new, existing and relocated equipment and devices shall be easily accessible (i.e., not permanently blocked by new or existing construction). Any sub-meters, whether electric, gas or water, if required, must be a VT2 or Enner-comm ECD 3000 meter with the RS485 communication card manufactured by Global Power Products, www.globalpowerproducts.com. Emon Deamon meters are not permissible.
HVAC:
1.	SERVICING OF MECHANICAL/ELECTRICAL EQUIPMENT — N o walls shall be installed over or in front of so as to inhibit the access to an induction unit, VAV or Other HVAC distribution device. The unit shall be relocated and an additional unit shall be installed on the opposite side of the wall. No walls shall be constructed across a ceiling light fixture so as to inhibit changing of lamps or Servicing the light fixtures when necessary.

2.	DUCT WORK: All duct work shall conform to a minimum SMACNA standard; existing duct work shall be evaluated and reused whenever possible. All installations shall conform to prevailing code requirement in term of gauge of metal and fire damper. Contractor shall be responsible for resealing and insulating duct work as necessary to meet code.

3.	CONDENSATE DRAIN LINES — Condensate drain liens from tenant A/C units must be piped to a suitable drain per Code and not to a sink. Units shall be equipped with a high level condensate lock-out or be equipped with a monitored high condensate level alarm.

4.	ISOLATION VALVES — Proper isolation valves shall be installed on all tenant A/C units, new plumbing fixtures, appliance or other equipment, to facilitate maintenance and also to allow the item to be removed without interfering with the building operation.

5.	PIPING — All supply piping for sinks, kitchen units, and condensate lines on packaged A/C units, should be copper or other material permitted by applicable code. All waste lines shall be cast iron, (use of pvc or plastic pipe in plenum ceilings is prohibited). All existing water supply lines, waste lines and vent lines that will not be re-used shall be removed back to the source/wet stack and properly capped. All penetrations in slabs or rated walls shall be firestopped.

6.	HVAC — HVAC units within the construction area will be turned off during the construction period or protected to prevent dust or debris from entering. Continuous protection and filtration of HVAC return air to include but not be limited to covering main HVAC return with filter material. In the event Contractor fails to provide filiter, material at the return air duct Contractor will reimburse Landlord for filter changes and evaporator cleaning at the end of the project. A preliminary inspection of the HVAC work in progress shall be scheduled through CBSCR prior to the installation or re-installation of the ceiling grid. Contractors are not to sit or stand on building equipment. Contractor will clean induction units/fan coil units post construction. Units and unit covets ate to be painted while covers are removed. Covers are not to be caulked.

7.	THERMOSTATS — Installation or relocation of all thermostats, diffusers, mechanical systems or energy management systems are subject to CESCR’s review. The Contractor shall coordinate installation of thermostats and switches with furniture plans to ensure clear access. Contractor must use the building’s Control Contractor to perform Work and tie it into the existing energy management system.

8.	AIR BALANCE — Contractor shall calibrate all thermostats prior to performing any Air Balance. Contractor shall balance supply/return air using CESCR’s preferred contractor as noted in the attached building information sheet. Two copies of the Air Balance Report must be forwarded to CESCR. All diffuses will be balanced within 10% of design criteria.

9.	SLAB PENETRATIONS. For all slab penetrations required for new work, the slab shall be either x-rayed or ground penetrating radar shall be used to locate reinforcing bars, post-tensioning cables, piping, cables, etc. prior to any penetration of the slab. All components shall be clearly marked on the slab surface prior to drilling, coring, etc. Contractor shall not cut reinforcing bars, cables, etc., without prior authorization from the CESCR and shall immediately repair any damage Caused by slab penetrations in violation of this paragraph. All slab penetrations shall be fire stopped. Contractor to verify approval with CESCR’s structural engineer prior to proceeding.

10.	HOT WORK — Hot work includes work that produces sparks, heat or uses an open flame. Many rooftop repairs on roofing, drains, HVAC and signs involve hot work. Other hot work examples include cutting, welding, brazing, soldering, grinding and the thawing of pipe. Prior to proceeding with hot work, Contractor must evaluate all other alternatives and choose a safer option such as bolting, hydraulic shears or reciprocal saw, mechanical clamps, threaded pipe or tube connections, non-torch applied roofing systems and filing.

If no alternative exists except for hot work, Contractor must:
•	Pre-screen all subcontractors, review their safety and loss records and confirm that they carry the contract required insurance coverages and limits

•	Select a fire safety supervisor to coordinate hot work operations and monitor safety

•	Notify CESCR through the use of the attached Hot Work Permit

•	Follow the precaution checklist on the attached Hot Work Permit to ensure hot -work is effectively managed throughout the process.
ELECTRICAL
1.	ELECTRICAL WORK — During demolition, the electrical contractor is to separate any circuits that would feed more than one tenant. All existing conduits, feeders and electrical equipment, water supply and waste lines that will not be re-used shall be removed back to its source/wet stack (NOT left in the ceiling and NOT terminated at a junction box). Electrical panel schedules must be completely replaced and dated, identifying all new circuits. All new panel schedules shall be typewritten. Doors to suite, equipment and eclectical rooms shall not be left open When the Contractor is not present. No door shall be propped open or the closer arm detached. Any electrical closet that is open with the panel exposed must have qualified Contractor personnel present at all times with appropriate OSHA warning signage prominently displayed.

2.	CONDUIT — The Contractor must identify any conduit to be removed or relocated as a part of the work.

3.	WIRING — No contractor shall lay wiring on ceiling grid. All wiring, including communications, shall be laid in wire ways, or strapped or wire tied to the deck above in compliance with the applicable code. Under no circumstance may wire be strapped to sprinkler piping or other building piping, conduit or ductwork. No wiring of any kind shall penetrate fire dampers or air transfers. A13 penetrations in rated walls shall be firestopped, Appropriate permits and inspections are required from the local jurisdictions. All wiring must be identified and tagged at both ends.

4.	LIGHTING — The lamps in all fluorescent fixtures shall follow the Building Standard in color and wattage unless previously approved by CESCR.

5.	SLAB PENETRATIONS- For all slab penetrations required for new work, the slab shall be either x-rayed or ground penetrating radar shall be used to locate reinforcing bars, post-tensioning cables, piping, conduits, etc. prior to any penetration of the slab. All components shall be clearly marked on the slab surface prior to drilling, coring, etc. Contractor shall not cut reinforcing bars, cables, etc., without prior authorization from the CFSCR shall immediately repair any damage caused by slab penetrations in violation of this paragraph. All slab penetrations shall be fire stopped. Contractor to verify approval with CESCR’s structural engineer prior to proceeding.
LIFE SAFETY
1.	BUILDING LIFE SAFETY SYSTEMS — Contractor shall protect all Life safety devices during demolition and during the movement of materials to the space under construction. Fire alarm pull stations shall be protected against accidental activation and smoke detectors shall be protected daily to prevent contamination. Method of protection to be approved by CESCR. All work, including demolition, on Building Life Safety Systems (smoke detectors, sprinklers, fire pull stations, fire doors) will be competed by a contractor approved by CESCR and be monitored by the Building Engineer. All tie-ins to the fire alarm panel shall be completed by CESCR’s preferred contractor as identified in the attached Building Information Sheet. Prior to occupancy and during the fire marshal inspections and “ring down” the Contractor will demonstrate to the Building Engineer’s satisfaction that the Life Safety systems are functioning properly. Contractor shall provide keys, two (2) sets of operational manuals and instructional training to the building staff on the Operation of new fire panels or control devices. All work that may activate, deactivate or alter any smoke detector(s), fire door(s), Sprinklers, electronics, fire protection, life safety or security systems shall require prior written notification to CESCR using the attached FM Global Red Tag Permit. Such work shall not commence until approval has been obtained for both timing and scope of work. Failure to receive authorization before commencing this work shall result in a $500.00 fine in addition to any fee, penalty, or fine assessed by jurisdictional authority.

C. PROJECT ADMINISTRATION & REQUIREMENTS
1.	PRE-JOB WALK-THROUGH — A pre-job walk-through shall be arranged by the Contractor with CESCR to familiarize all parties with the existing conditions of the elevators, common area, etc. On-site staging areas will be identified by CESCR during this walk through. Progress meetings will be held at the discretion of CESCR depending on the scope of work/size of project. The Contractor will be responsible for generating minutes from progress meetings and schedule updates.

2.	PERMIT, SCHEDULE, INSPECTIONS & CONTRACTOR LIST — A copy of the construction permit, the construction schedule and a list of subcontractors shall be submitted to CESCR prior to construction; to the extent applicable and in accordance with local governmental laws, regulations and ordinances, however, the initial construction permit may consist of a temporary stud or temporary work permit prior to the issuance of a building permit. During construction, copies of all inspection approvals shall be submitted to CESCR. At the completion of construction, copies of all final approvals shall be submitted to CESCR.

3.	CONTRACTOR APPROVAL — All contractors and subcontractors must be approved by CESCR prior to work commencement.

4.	SUBCONTRACTORS — The Contractor shall be held responsible for its subcontractors’ actions in all cases. CESCR will not be responsible for directing subcontractors or liable for any acts or omissions of a subcontractor in the event some direction is given in the absence of the Contractor, as in the case of an emergency.

5.	DAMAGES — The Contractor will be financially responsible for damages arising out of loss of Building services, including loss of utility services, elevator services, etc., due to its actions and the actions of its subcontractors. Any damage caused to the property or building by the Contractor, including but not limited to the doors and freight elevators will be repaired by the Contractor as directed by CESCR. CESCR reserves the right to remedy the defects at the Contractor’s expense if the work is not acceptably corrected within one week of written notification.

6.	PROFESSIONAL CONDUCT — Professional behavior is required at all times. Appearance and professionalism are important to our customer, visitors and tenants when Contractors and their employees are within the building. Congregations in public areas reflect unfavorably on the entire job, CESCR, and the contracting firm. There is to be no Congregating in public areas especially entrances within the building or the building’s premises. Meetings, lunches and breaks are to be within the contracted work areas. Serious offenses which will result in immediate dismissal from the premises or closing down of the job include:
•	Drinking or drug use while on the property, or showing up at the property under the influence of alcohol or drugs.

•	Possessing or consuming drugs or illegal substances while on the property.

•	Possessing or using firearms or other weapons on the property.

•	Violating Local, State or Federal Statutes or Regulations while on the property.

•	Physically or verbally harassing or abusing any individual who works in or visits the building.

•	Duplicating any keys or illegal entrance into any restricted space within the property.

•	Gambling

•	Sleeping on the job.

•	Behaving in a disorderly manner.

•	Playing of radios to be heard in the common areas or any occupied tenant space.

•	Use of foul and/or vulgar language of gestures.

•	Clothing or language that is offensive or vulgar.
7.	CHANGE ORDERS — CESCR must give written approval for all activities and changes that may result in a cost to the Building Owner or CESCR prior to the cost being incurred. Claims for additional costs for activities or changes not previously approved by CESCR will be disqualified and rejected without payment.

8.	INSURANCE — Before commencing the alterations and at all times during construction, the contractor shall maintain all necessary insurance as indicated below, and provide Owner with certificates evidencing the required coverage before work is begun. Such insurance shall specifically name the Building Owner, CESCR and the Tenant as additional insured with respect to the work to be performed. Additional Insured Entities will be provided by CESCR representatives.
•	Workers Compensation as required by all applicable Federal, State and Maritime or other laws, including Employer’s Liability Insurance with a limit of at least: $100,000.00

•	Comprehensive General Liability Insurance for bodily injury and property damage with single combined limit of $1,000,000,00 including independent contractor’s liability coverage, completed operations liability coverage, and contractual liability coverage.

•	Comprehensive Automobile Liability Insurance including non-ownership and hired car coverage with a single combined limit of $300,000.00

9.	PAYMENTS — Contractor submit requests for payment in accordance with the Contract Document. All progress and the final payment requests are to be submitted to CESCR with a signed Lien Waiver using the attached form(s), covenanting that no mechanic’s liens shall be filed by them or by their subcontractors against the demised premises or the building on account of any work done or material furnished by the contractor or subcontractors. Such lien waivers shall specifically name the Building Owner and the real property address as the entity with respect to the work to be performed

10.	PUNCH LIST — The Contractor shall notify CESCR at least two (2) business days in advance of substantial completion of construction or as required in the Tenant’s lease. A walk-through will be conducted and punch list items must be completed within ten (10) business days. Final Payment will be held until all punch list work has been completed.

11.	AS-BUILT DRAWINGS — Contractor shall provide CESCR with the field set of construction documents including all field notes and original set of permit plans. Two sets of As-Builts on CAD (.dwg format) on CD ROM. The as builts shall note the following;
•	Label each drawing “As-built set” along right edge of sheet

•	Label each drawing w/ GC names and date lower sight-hand comer

•	Clearly mark all as-built conditions on each sheet

•	Include Approved Sprinkler shop drawings, hydraulic calculations, head counts

•	Include Approved Fire Alarm shop drawings, product info and sequence of operations
12.	PROJECT CLOSE-OUT — In addition to the above, Contractor shall provide three (3) bound copies of the PROJECT MANUAL. Project Manuals will include the following:
•	Table of Contents — organized by CSI divisions

•	Letter from GC declaring substantial completion

•	Executed copies of AIA Certificate of Substantial Completion

•	Copy of punch list with completion dates

•	Final Project Directory

•	Final Project Schedule

•	Final Submittal Log with approved submittals

•	Final CCD Log

•	Final As-built Finish Schedule

•	Original or copy of Building Permit and Trade Permits

•	Original or copy of all intermediate and final inspections

•	Summary of Product Data and Warranties noting warranty period

•	Copies of all operations and maintenance information for pertinent equipment

•	Original or copy of Occupancy Permit

•	Copy of contractor reviews and engineer approved certified Air Balance Report confirming the HVAC system has been balanced within 10% of design criteria or as specified on the contract documents.

•	Copies of all required, disposal and/or recycling records

•	Accepted Transmittal of required Attic Stock of materials

•	Copy of final requisition and final change order log

•	Notarized copies of GC final release of liens on CESCR form-see attached
13.	CERTIFICATE OF OCCUPANCY — If the Contractor is required to obtain a Cettificate of Occupancy, the original shall be forwarded to CESCR.
I hereby agree with the terms and conditions set forth above in the Building Work Rules & Regulations:

CONTRACTOR:	CHARLES E. SMITH COMMERCIAL REALTY:

(signature)	(signature)

(title)	(title)

(date)	(date)

WAIVER AND RELEASE OF LIEN UPON PROGRESS PAYMENT
OWNER:
GENERAL CONTRACTOR:
PROJECT NAME:

          The undersigned, in consideration of the sum of $                    , hereby waives and releases its lien and right to claim a lien for labor, services, or materials furnished through                                          (date of this waiver) to                     on the job of                                          (Owner) to the following property:                                        (Name and Address of Project). This waiver and release does not cover any retention or labor, services or materials furnished after the date specified.
           Any and all contractors, subcontractors, laborers, suppliers and material men that have provided labor, materials of services to the undersigned for use or incorporation into the construction of the improvements or alterations to the Building or Demised Premises have been paid and satisfied in full, and there are no outstanding claims of any nature arising out of, or related to, the undersigned’s activities on, or improvements to, the Building or Demised Premises.
          This Waiver and Release of Lien constitutes a representation by the undersigned signatory, for and on behalf of the firm or company listed below, that the payment referenced above, once received, constitutes full and complete payment for all work performed, and all costs or expenses incurred (including, but not limited to, costs for supervision, field office overhead, home office overhead, interest on capital, profit, and general conditions costs) relative to the work or improvements in the Building or Demised Premises as of the date of this Waiver and Release of Lien, except for the payment of retainage. The undersigned hereby specifically waives, quitclaims and releases any claim for damages due to delay, hindrance, interference, acceleration, inefficiencies or extra work, or any other claim of any kind it may have against the Owner, the Owner’s lender, any tenant of Owner, the General Contractor (if this Waiver and Release of Lien is signed by a subcontractor or supplier), or any other person or entity with a legal or equitable interest in the Building or Demised Premises, as of the date of this Waiver and Release of Lien, except as Follows:
          This Waiver and Release of Lien is specifically made for the benefit of the Owner and the Owner’s lender, any tenant and lender of any tenant, and any other person or entity with a legal or equitable interest in the Building or Demised Premises, The amount of money set forth as due and owing in the immediately preceding Waiver and Release of Lien dated                     , 20   , has been received, and is deemed paid in full.
          In Witness Whereof, the undersigned signatory, acting for and on behalf of the firm or company listed below and all of its laborers, subcontractors, and suppliers, has placed his hand and seal this           day of                     , 20   .

FINAL LIEN WAIVER AND AFFIDAVIT

Contractor/Subcontractor:

S.S. or Federal Tax ID:

Owner:

Original Contract Amount:

Approved Change Orders:

Adjusted Contract Amount:

Completed To Date:

Retention:

Total Earned: (Less Retention)

Previous Payments:

Current Payment:

Contract Balance:
The UNDERSIGNED being duly sworn states that he is the                      of                                                               , which has a contract with                                                                                   for work and/or materials for. the real property located in the Country of                                          State of                                           and more particularly described as follows:                                          (the “Property”).
The UNDERSIGNED, for and in consideration of receipt of the sum of $                                                             and other good and valuable consideration, the receipt of which is hereby acknowledged, does hereby waive and release its lien and right to claim a lien for labor, service a or materials furnished in favor of                                          and each and every party making a loan on the Property or insuring title thereto, any and all lien rights upon said land and improvements thereon, and on monies or other consideration due or to became due on account of labor or services, materials, fixtures or apparatus heretofore furnished or which may be furnished at any time hereafter.
The UNDERSIGNED respectfully warrants that the contract status set forth above is accurate, and no other sums are claimed, The undersigned represents that he has not assigned his claims for payment, nor his right to perfect a lien against the Property, and has the right to execute this Lien Waiver and Affidavit on behalf of                                          as its authorized                                          . All laborers, subcontractors, and suppliers employed by the undersigned have been paid all sums previously due, and shall be paid all current sums due out of this payment. None of such laborers, subcontractors, suppliers or materialmen is or will be entitled to claim or assert any claim against the Property or the improvements thereon for labor or materials furnished to or for the account of the undersigned.
Executed this       day of                      , 200___.

WITNESS	Contractor/Supplier/Sub-Contractors

By:

Its:

Signed and sworn to before me this                                          day of                      , 200___.

Notary Public

My Commission Expires:

TWO DEMOCRACY PLAZA
6707 Democracy Boulevard Bethesda,
Maryland 20817
AFTER HOUR AUTHORIZATION REQUEST

Requested By:

Company:

Phone Number:

Work Start Date:

Work Hours:

Date of Issue:

Expiration Date:

Issued By:

Description:

Floor:

Location:

Summary of Work:

Contractor Signature:	X

CESCR Use:

CESCR SIGNATURE:	X

EXHIBIT C
BUILDINGS RULES AND REGULATIONS
1.	Tenant shall not obstruct or interfere with the rights of other tenants of the Building or the Complex, or of persons having business in the Building or the Complex, or in any way injure or annoy such tenants or persons. Tenant will not Conduct any activity within the Demised Premises which will create excessive traffic or noise anywhere in the Building or the Complex. Tenant shall not bring or keep within the Building any animal, bicycle, motorcycle, or type of vehicle except as required by law.

2.	Tenant shall promptly report to Landlord’s Agent all accidents and incidents occurring on or about the Demised Premises, the Building and/or the Complex which involve or relate to the security and safety of persons and/or property.

3.	Tenant shall use and occupy the Demised Premises only for the purposes specified in Section 1.8 of the Lease and for no other purpose whatsoever, and shall comply, and cause its employees, agents, contractors, invitees and other users of the Demised Premises to comply, with applicable zoning and other municipal regulations, including but not limited to smoking regulations. Canvassing, soliciting and peddling in the Building or anywhere in the Complex are prohibited, and Tenant shall cooperate to prevent such activities.

4.	All office equipment and any other device of any electrical or mechanical nature shall be placed by Tenant in the Demised Premises in settings approved by Landlord, so as to absorb or prevent any vibration, noise, or annoyance. Tenant shall not construct, maintain, use or Operate within the Demised Premises or elsewhere in the Building or outside of the Building any equipment or machinery which produces music, sound or noise, which is audible beyond the Demised Premises. Tenant shall not cause objectionable noises, vibrations or odors within the Building.

5.	Tenant shall not deposit any trash, refuse, cigarettes, or other substances of any kind within or out of the Building, except in the refuse containers provided therefor. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of office building trash and garbage without being in violation of the Lease or any law or ordinance governing such disposal. Tenant shall be charged the cost of removal for any items left by Tenant that cannot be so removed. All garbage and refuse disposal shall be made only through entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall not introduce into the Building any substance which might add an undue burden to the cleaning or maintenance of the Demised Premises or the Building. Tenant shall exercise its best efforts to keep the sidewalks, entrances, passages, courts, lobby areas, garages or parking areas, elevators, escalators, stairways, vestibules, public corridors and halls in and about the Building (hereinafter “Common Areas”) clean and free from Tenant’s rubbish. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifferencs in the preservation of good order and cleanliness.

6.	Tenant shall use the Common Areas only as a means of ingress and egress, and Tenant shall permit no loitering by Tenant’s agents, employees, visitors or invitees upon Common Areas or elsewhere within the Building. Tenant shall comply, and cause its employees, agents, contractors, invitees with other users of the Demised Premises to comply, with all rules and regulations adopted by Landlord governing the use of the Common Areas. The Common Areas and roof of the Building are not for the use of the general public, and Landlord shall in all cases retain the right to control of prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building and its tenants. Tenant shall not enter or install equipment in the mechanical rooms, air conditioning rooms, electrical closets, janitorial closets, or similar areas or go upon the roof of the Building without the prior written consent of Landlord. Tenant shall not install any radio or television antenna, loudspeaker, or other device on the roof or exterior walls of the Building. Tenant shall not, nor shall Tenant’s agents, employees or contractors, enter or install equipment in or at the equipment room(s) or closet(s), inside telecommunications and/or data transmission wire space and/or conducts or the telephone wire demarcation point in the Building without Landlord’s prior consent.

7.	Without limitation upon any of the provisions of the Lease, Tenant shall not mark, paint, drill into, cut, string wires within, or in any way deface any part of the Building, without the prior written consent of Landlord, and as Landlord may direct. Upon removal of any wall decorations or installations or floor coverings by Tenant, any damage to the walls or floors shall be repaired by Tenant at Tenant’s sole cost and expense. Tenant shall not lay linoleum or similar floor coverings so that the same shall come into direct contact with the floor of the Demised Premises and, if linoleum or other similar floor covering is to be used, an interlining of builder’s deadening felt shall be first affixed to the floor, by a paste or other materials soluble in water. The use of cement or other similar adhesive material is expressly prohibited. Floor distribution boxes for electric and telephone wires must remain accessible at all times.

8.	Tenant shall not install or permit the installation of any awnings, shades, mylar films or sunfilters on windows. Tenant shall cooperate with Landlord in obtaining maximum effectiveness of the cooling system of the Building by closing drapes and other window coverings when the sun’s rays fall upon windows of the Demised Premises. Tenant shall not obstruct, alter or in any way impair the efficient operation of the Systems, nor shall Tenant tamper with or change the setting of any thermostat or temperature control valves in the Building (this is not applicable in VAV buildings), Tenant shall not cover induction units.
Exh. C-1

9.	Tenant shall not use the washrooms, restrooms and plumbing fixtures of the Building, and appurtenances thereto, for any purpose other than the purpose for which they were constructed, and Tenant shall not deposit any sweepings, rubbish, rags, or toxic or flammable products, or other improper substances, therein. Tenant shall not waste water by interfering or tampering with the faucets or otherwise. If Tenant or Tenant’s employees, agents, contractors, jobbers, licensees, invitees, guests or visitors cause any damage to such washrooms, restrooms, plumbing fixtures or appurtenances, such damage shall be repaired at Tenant’s expense, and Landlord shall not be responsible therefor.

10.	Subject to applicable fire or other safety regulations, all doors opening onto Common Areas and all doors upon the perimeter of the Demised Premises shall be kept closed and, during non-business hours, locked, except when in use for ingress or egress. If Tenant uses the Demised Premises after regular business hours or on non-business days, Tenant shall lock any entrance doors to the Building or to the Demised Premises used by Tenant immediately after using such doors. Tenant shall cooperate with energy conservation by limiting use of lights to areas occupied during non-business hours.

11.	Employees of Landlord shall not receive or carry messages for or to Tenant or any other person, nor contract with nor tender free or paid services to Tenant or Tenant’s employees, contractors, jobbers, agents, invitees, licensees, guests or visitors. In the event that any of Landlord’s employees perform any such services, such employees shall be deemed to be the agents of Tenant regardless of whether or how payment is arranged for such services, and Tenant hereby indemnifies and holds Landlord harmless from any and all liability in connection with any such services and any associated injury or damage to property or injury or death to persons resulting therefrom.

12.	All keys to the exterior doors of the Demised Premises shall be obtained by Tenant from Landlord, and Tenant shall pay to Landlord a reasonable deposit determined by Landlord from time to time for such keys. Tenant shall not make duplicate copies of such keys. Tenant shall, upon the termination of its tenancy, provide Landlord with the combinations to all combination locks on safes, safe cabinets, and other key-controlled mechanisms therein, whether or not such keys were furnished to Tenant by Landlord. In the event of the loss of any key furnished to Tenant by Landlord, Tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such a change. The word “key” as used herein shall refer to keys, keycards, and all such means of obtaining access through restricted access systems.

13.	No signs, advertisements or notes shall be painted or affixed on or to any windows, doors or other parts of the Building visible from the exterior (other than as expressly permitted by the terms of the Lease), or to any Common Area or public area of the Building.

14.	Landlord will provide and maintain a directory board for the Building, in the main lobby of the Building, and no other directories shall be allowed.

15.	All contractors, contractors’ representatives and installation technicians tendering any service to Tenant shall be referred by Tenant to Landlord for Landlord’s supervision, approval and control before the performance of any contractual service. This provision shall apply to all work performed in the Building.

16.	After initial occupancy, movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of any bulky material, merchandise or material which requires use of elevators shall be restricted to the use of freight elevators only. Absolutely no carts or dollies are allowed through the main entrances or on passenger elevators. All items not hand carried must be delivered via the appropriate loading dock and freight elevator, if any.

17.	No portion of the Demised Premises shall at any time be used or occupied as sleeping or lodging quarters.

18.	Landlord shall have the power to prescribe the weight and position of safes and other heavy equipment, which shall in all cases, to distribute weight, stand on supporting devices approved by Landlord. All damages done to the Building by taking in or putting out any property of Tenant, or done by Tenant’s Property while in the Building, shall be repaired at the expense of Tenant.

19.	For purposes hereof, the terms “Landlord”, “Landlord’s Agent”, “Tenant”, “Complex”, “Building”, “Demised Premises”, “Tenant’s Property” and “Systems” are defined in the Lease to which these rules and regulations are attached. Wherever these terms appear in the rules and regulations they shall have the same meaning as defined in the Lease.

20.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the agreements, covenants, conditions and provisions of any lease of any premises in the Building.
Exh. C-2

EXHIBIT D
MINIMUM CLEANING SERVICES BY LANDLORD
A.	DAILY - Monday through Friday, except legal holidays.
1.	Empty waste baskets, clean ashtrays.

2.	Dust accessible areas of desk tops.

3.	Vacuum carpet in all areas of the Demised Premises.

4.	Mop spillages on tile floors.

5.	Clean lavatories and replace supplies.

6.	Dust and mop kitchens within the Demised Premises, provided that Tenant shall be responsible for the cleaning of any dishes, glasses or utensils in the kitchen areas. Tenant shall maintain any coffee pots and utensils located in the Demised Premises.
B.	WEEKLY
1.	Dust accessible areas of furniture, convectors and other furnishings.

2.	Clean glass in doors and partitions.
C.	MONTHLY
1.	Mop and buff tile floors.

2.	Dust Venetian blinds, window frames and exterior of lighting fixtures.

3.	Spot clean walls.

4.	Clean telephones.
D.	QUARTERLY
1.	Clean and refinish tile floors where necessary.

2.	Clean baseboards.
E.	SEMI-ANNUALLY
1.	Wash windows.
F.	ANNUALLY
1.	Wash light fixtures and lenses.

2.	Clean Venetian blinds.

NOTE:	Cleaners will not move papers or other materials from surfaces to be cleaned, dusted or vacuumed. Trash not in wastebaskets should be clearly marked “TRASH”. Cleaning of private kitchens and baths is the responsibility of the Tenant.

EXHIBIT E
FORM OF LETTER OF CREDIT
                        , 200
Second Rock Spring Park Limited Partnership
c/o Charles E. Smith Real Estate Services L.P.
2345 Crystal Drive, Suite 1000
Arlington, Virginia 22202
Attn: Division Counsel
Dear Sir(s):
          We hereby issue in your favor our irrevocable letter of credit for account of Micromet, Inc. for the sum of U.S.D. $                     which is effective immediately and expiring at our close of business                                         , available against your or your transferee’s sight draft(s) drawn on us accompanied by a signed statement purportedly signed on behalf of Second Rock Spring Park Limited Partnership or its transferee reading as follows:
“Beneficiary is entitled to draw the sum of U.S.D. $                     under [Bank which is a member of the                      Clearinghouse Association] Letter of Credit No.                      in accordance with the provisions of the Agreement of Lease between Second Rock Spring Park Limited Partnership, as landlord, and Micromet, Inc., as tenant.”
     This letter of credit is transferable in its entirety, provided that a signed and completed transfer form satisfactory to the Bank is received. Applicant shall be accountable for all transfer charges.
          It is a condition of this Letter of Credit that if shall be deemed automatically extended, without an amendment, for additional period(s) of one (1) year from the present or any future expiration date hereof, unless at least forty-five (45) days prior to such date, we notify you in writing, by registered mail or courier, that we elect not to consider this letter of credit renewed for any such additional period(s). Notwithstanding the foregoing, this Letter of Credit shall not be extended beyond [insert final maturity date here].
          We hereby agree that drafts drawn in accordance with the terms stipulated herein will be duly honored upon presentation and delivery of documents as specified if presented to [Bank which is a member of the Clearinghouse Association and its address] on or before [at least one year from the date of issue and the last day of the month], or any automatically extended date as hereinabove set forth. Partial draws shall be permitted hereunder.
          Except so far as is otherwise stated, this irrevocable letter of credit is subject to the Uniform Custom and Practice for Documentary Credits (1993 Revisions) International Chamber of Commerce Publication Number 500.
Very truly yours,
          [An Authorized Officer of the Bank]